UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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K-V PHARMACEUTICAL COMPANY
(Name of Registrant as Specified in Charter)
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July 26, 2012
Dear Stockholder:

I am pleased to invite you to the K−V Pharmaceutical Company 2012 Annual Meeting of Stockholders. The meeting will be held on Thursday, September 13, 2012, at 10 a.m., Central Daylight Savings Time, at the Sheraton Plaza Tower Hotel, East Ballroom A, 900 Westport Plaza, St. Louis, Missouri 63146.

On or about August 1, 2012, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the close of business on July 19, 2012.  The Notice contains instructions on how to access an electronic copy of our proxy materials, including this proxy statement and our Annual Report on Form 10−K for the fiscal year ended March 31, 2012.  The Notice also contains instructions on how to request a paper copy of the proxy statement as well as a proxy card.

Whether or not you plan to attend, please vote using the Internet or telephone voting methods as described on the proxy card or print, mark, sign, date and return the accompanying proxy card promptly so that your shares may be represented and voted.  If, after providing us your proxy, you desire to revoke your proxy for any reason, you may do so at any time before it is exercised, as explained in the proxy statement.

If you plan to attend, please print and bring the admission ticket attached to your proxy card and photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter and a legal proxy from the broker or nominee confirming your ownership as of the record date, if you wish to vote your shares.

Sincerely yours,

/s/ Gregory J. Divis, Jr.
Gregory J. Divis, Jr.
President and Chief Executive Officer
K-V Pharmaceutical Company

K−V PHARMACEUTICAL COMPANY
2280 Schuetz Road
St. Louis, Missouri 63146

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 13, 2012
St. Louis, Missouri
July 26, 2012

The 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”) of K−V Pharmaceutical Company (“we,” “our,” “us,” “our Company” or “KV”) will be held on Thursday, September 13, 2012, at 10:00 a.m., Central Daylight Savings Time, at the Sheraton Plaza Tower Hotel, East Ballroom A, 900 Westport Plaza, St. Louis, Missouri 63146, for the following purposes:

1.	To elect seven directors, to hold office until the next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

2.	To approve, on an advisory basis, the Company’s compensation of the named executive officers for the fiscal year ended March 31, 2012 as disclosed in the proxy statement;

3.	To ratify the selection of BDO USA, LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2013; and

4.	To transact such other business as may properly come before the 2012 Annual Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on July 19, 2012, are entitled to notice of and to vote at the 2012 Annual Meeting or at any adjournment or postponement thereof. Lists of all holders of Class A Common Stock and all holders of Class B Common Stock entitled to vote at the 2012 Annual Meeting, arranged in alphabetical order and showing the address of and number of shares registered in the name of each stockholder, will be open during ordinary business hours to the examination of any stockholder, for any purpose germane to the 2012 Annual Meeting, for 10 days prior to the date thereof, at our principal office at 2280 Schuetz Road, St. Louis, Missouri 63146.

By Order of the Board of Directors
Patrick J. Christmas,
Secretary

Whether or not you plan to attend the 2012 Annual Meeting, please vote using the Internet or telephone voting methods as described on the proxy card or print, mark, sign, date and return the proxy card promptly so that your shares may be represented and voted at the 2012 Annual Meeting. For participants of the K-V Pharmaceutical Company’s Retirement Savings Plan, please vote using the Internet or telephone method as described herein or mark, sign and return the enclosed proxy card promptly so that your shares may be represented and voted at the 2012 Annual Meeting.

K-V PHARMACEUTICAL COMPANY
2280 Schuetz Road
St. Louis, Missouri 63146
PROXY STATEMENT
ANNUAL MEETING

The Board of Directors (the “Board of Directors”) of K−V Pharmaceutical Company (“we,” “our,” “us,” “our Company” or “KV”) is soliciting proxies for use at the 2012 Annual Meeting of Stockholders to be held on September 13, 2012, or any adjournment or postponement thereof (the “2012 Annual Meeting”). Solicitation will be made primarily by mail.

On or about August 1, 2012, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the close of business on July 19, 2012.  The Notice contains instructions on how to access an electronic copy of our proxy materials, including this proxy statement and our Annual Report on Form 10−K for the fiscal year ended March 31, 2012 (“2012 Form 10-K”).  The Notice also contains instructions on how to request a paper copy of the proxy statement as well as a proxy card.

Whether or not you expect to attend the meeting in person, please specify your choice using the Internet or telephone voting methods as described on the proxy card or print, mark, sign, date and return the proxy card promptly, and the shares represented will be voted in accordance with your wishes.

Unless otherwise noted, when we refer to a specific fiscal year in this proxy statement, we are referring to our fiscal year that ended on March 31 of that year. (For example, fiscal year 2012 refers to the fiscal year ended March 31, 2012.)

Revocation of Proxy

If, after providing us your proxy, you desire to revoke your proxy for any reason, you may do so at any time before it is exercised by (1) notifying the Secretary of our Company in writing, (2) delivering a later-dated proxy or (3) voting in person at the 2012 Annual Meeting. If you own your shares through a brokerage, bank or other institutional account, you may only vote your shares at the meeting if you first obtain an “authorization” proxy from that entity and bring it with you to hand in with your ballot. Additional information regarding how you may revoke your proxy is set forth under the heading “How to Vote” below.

Record Date

Stockholders of record as of the close of business on July 19, 2012 (the “Record Date”) will be entitled to notice of and to vote at the 2012 Annual Meeting.

Actions to be Taken under the Proxy

Unless otherwise directed by the giver of the proxy, the persons named in the enclosed form of proxy, Patrick J. Christmas and Thomas S. McHugh, or the one of them who acts, will vote:

1.
FOR the election of Robert E. Baldini, Gregory S. Bentley, Mark A. Dow, David S. Hermelin, Joseph D. Lehrer, David Sidransky, M.D., and Ana I. Stancic as the directors of our Company, to hold office until the next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

2.	FOR the advisory approval of the Company’s compensation of its executive officers;

3.	FOR the ratification of the selection of BDO USA, LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2013; and

4.	In their discretion on the transaction of such other business as may properly come before the 2012 Annual Meeting or any adjournment or postponement thereof.

Each of Robert E. Baldini, Gregory S. Bentley, Mark A. Dow, David S. Hermelin, Joseph D. Lehrer, David Sidransky, M.D., and Ana I. Stancic presently serve as directors. Should any nominee become unavailable or decline to serve for any reason, we expect that the persons named in the proxy will vote for the election of another person as may be designated by the Board of Directors. The Board of Directors is not aware of any circumstances likely to cause any nominee to be unavailable for election or to decline to serve.

Voting and Solicitation

On the Record Date, there were 49,007,569 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), outstanding and 11,075,435 shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), outstanding, which constitute all of our outstanding voting shares. Each share of Class A Common Stock is entitled to one-twentieth of one vote (for a total of 2,450,378 votes if all outstanding shares of Class A Common Stock are voted) on all matters to come before the 2012 Annual Meeting, and each share of Class B Common Stock is entitled to one vote on all matters to come before the 2012 Annual Meeting. There are no cumulative voting rights for holders of Class A Common Stock or Class B Common Stock.

The presence, in person or by proxy, of the holders of a majority of the stock issued and outstanding and entitled to vote at the 2012 Annual Meeting is necessary to constitute a quorum at the 2012 Annual Meeting. If, however, such quorum is not present at the 2012 Annual Meeting, the stockholders entitled to vote thereat, present in person or by proxy, will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Under applicable state law and the provisions of our Certificate of Incorporation, as amended, and By-Laws, as currently in effect: (1) the vote required for the election of a director is a plurality of the votes of the issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy at the 2012 Annual Meeting cast on the election of directors; and (2) the vote required for (A) the advisory approval of the Company’s compensation of its executive officers, (B) the ratification of the selection of BDO USA, LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2013, and (C) all other matters that may come before the 2012 Annual Meeting, is the affirmative vote of holders of a majority of the aggregate voting power of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy at a meeting of stockholders and entitled to vote on the matter.

If you hold your shares through a bank, broker or other institution and you do not provide your voting instructions to them at least 10 days before the 2012 Annual Meeting that firm has the discretion to vote your shares on matters that the New York Stock Exchange (the “NYSE”) has determined are routine. Routine items include the ratification of the selection of the independent registered public accounting firm. The bank, broker or other institution that holds your shares cannot vote your shares on non-routine matters, such as the advisory vote on executive compensation. A “broker non-vote” occurs on an item when a bank, broker or other institution is not permitted to vote without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker or other institution with such instructions.

Based on the above:

•
With respect to the election of directors, because the seven nominees that receive the most votes will be elected, proxies that are marked “WITHHOLD” will have no effect on the election of directors. In addition, shares not represented at the meeting will not affect the election of directors.

•
With respect to all other matters, proxies that are marked “ABSTAIN” will be counted as shares present and entitled to vote and will have the same effect as a vote against any such matter. Shares not represented at the meeting will not affect the outcome as to any such matter. Broker non-votes will not be treated as shares entitled to vote on any such matter and, therefore, will have no effect on the outcome of such votes.

Votes will be counted by a duly appointed inspector of election, whose responsibilities are to ascertain the number of shares outstanding and the voting power of each, determine the number of shares represented at the meeting and the validity of proxies and ballots, count all votes and report the results to us.

This proxy statement is being prepared in connection with the solicitation of proxies by the Board of Directors. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers, or other regular employees of our Company. No additional compensation will be paid to directors, officers or other regular employees for their services. We will bear the entire cost of solicitation of proxies and the preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, and when requested, this proxy statement, the accompanying proxy card, the 2012 Form 10−K and any additional information furnished to stockholders.

Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our Common Stock beneficially owned by others to forward to such beneficial owners. We intend to reimburse persons representing beneficial owners of our Common Stock for their costs of forwarding solicitation materials to the beneficial owners.

How to Vote

Even if you plan to attend the 2012 Annual Meeting, you are encouraged to vote by proxy. You may vote by proxy in one of the following ways:

•	via the Internet at the address listed on the enclosed proxy card;
•	by telephone using the toll-free number listed on the enclosed proxy card and following the recorded instructions; or
•	by returning the enclosed proxy card (signed and dated) in the envelope provided.

If you vote via the Internet or by telephone, your electronic vote authorizes the proxy holders in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.

You may change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is exercised by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the 2012 Annual Meeting or by giving written notice of revocation to the Secretary of our Company. If you voted via the Internet or by telephone, you may also change your vote with a timely and valid later Internet or telephone vote, or by voting by ballot at the 2012 Annual Meeting. Attendance at the 2012 Annual Meeting will not have the effect of revoking a proxy, unless you give proper written notice of revocation to the Secretary of our Company before the proxy is exercised or you vote by written ballot at the 2012 Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting to be Held on September 13, 2012:

•	This proxy statement and the 2012 Form 10-K are available at https://materials.proxyvote.com/482740 or www.edocumentview.com/KV-A.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Under regulations of the Securities and Exchange Commission (the “SEC”), persons who have power directly or indirectly to vote or to dispose of our shares of Common Stock, either alone or jointly with others are deemed to be beneficial owners of those shares.  The following table sets forth information as of July 19, 2012, the Record Date, with respect to each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock, in addition to those holders listed under “Security Ownership of Management.”

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Class A Common Stock	Class B Common Stock	Percent of Class A(1)	Percent of Class B(1)
Trust fbo Arnold Hermelin(2) (Trustee: Arnold Hermelin) 10 South Broadway, Suite 2000 St. Louis, MO 63102	289,179	2,246,209	—	20.28%
Trust fbo Marc S. Hermelin and Trust fbo Minette Hermelin (deceased)(3) (Trustee: David Hermelin) 10 South Broadway, Suite 2000 St. Louis, MO 63102	1,343,187	2,136,555	—	19.29%
Parkside Financial Bank & Trust fbo Anne S. Kirschner(4) (Trustee: Parkside Financial Bank & Trust) 8112 Maryland Avenue, Suite 101 Clayton, MO 63105	536,641	1,402,145	—	12.66%
Kingdon Capital Management, LLC (5) 152 West 57th Street, 50th Floor New York, NY 10019	3,440,000	—	7.02%	—
Amedius Tec Ltd.(6) Riga Fereou 2, Limassol Center, Block B, Office 508 3095 Limassol, Cyprus	2,700,301	—	5.51%	—

(1)	Share calculations based on 49,007,569 shares of Class A Common Stock outstanding and 11,075,435 shares of Class B Common Stock outstanding as of July 19, 2012.
(2)
Reported amounts reflect the information reported on the respective Schedule 13Ds filed with the SEC on August 5, 2009, as amended by the Schedule 13D/A filed with the SEC on September 2, 2009, the Schedule 13D/A filed with the SEC on December 15, 2009, the Schedule 13D/A filed with the SEC on June 10, 2010, and the Form 4 filed with the SEC by Arnold L. Hermelin on March 8, 2011. The Schedule 13D, as amended, reported that Marc S. Hermelin beneficially owned the shares held by the Trust fbo Arnold Hermelin due to his service as a trustee under the trust.  In the settlement agreement entered into by and among the Company, the Office of Inspector General of the U.S. Department of Health and Human Services (“HHS”), and Marc Hermelin on November 15, 2010 (the “Settlement Agreement”), Marc Hermelin agreed to cede voting and investment power with respect to all shares of the Company’s common stock then held by him and resigned as a trustee under the trusts and agreed to dispose of his shares.  The Form 4 filed with the SEC by Arnold Hermelin on March 8, 2011, reported ownership of 289,179 shares of Class A Common Stock. The Schedule 13D, as amended, reported ownership of 2,246,209 shares of Class B Common Stock. Based on information from David S. Hermelin, Lawrence Brody, formerly a trustee of the Trust fbo Arnold Hermelin, no longer serves as a trustee of the Trust fbo Arnold Hermelin.

(3)
Reported amounts reflect the information reported on the respective Schedule 13Ds filed with the SEC on August 5, 2009, as amended by the Schedule 13D/A filed with the SEC on September 2, 2009, the Schedule 13D/A filed with the SEC on December 15, 2009, the Schedule 13D/A filed with the SEC on June 10, 2010, and information reported to us by David S. Hermelin. The Schedule 13D, as amended, reported that Marc S. Hermelin beneficially owned the shares held by the Trust fbo Marc S. Hermelin and Trust fbo Minette Hermelin (deceased), together with certain other shares due to his service as a trustee under the trusts.  In the Settlement Agreement, Marc Hermelin agreed to cede voting and investment power with respect to all shares of the Company’s common stock then held by him and resigned as a trustee under the trusts and agreed to dispose of his shares.  David S. Hermelin reported that the Trust fbo Marc S. Hermelin held 851,688 shares of Class A Common Stock and 1,771,293 shares of Class B Common Stock and that the Trust fbo Minette Hermelin held 491,499 shares of Class A Common Stock and 365,262 shares of Class B Common Stock. Based on information from David S. Hermelin, Lawrence Brody, formerly a trustee of each of the Trust fbo Marc S. Hermelin and the Trust fbo Minette Hermelin, no longer serves as a trustee of either trust.

(4)
As reflected on the Form 13F filed with the SEC on April 17, 2012 by Parkside Financial Bank & Trust, Parkside Financial Bank & Trust reported beneficial ownership of 536,641 shares of Class A Common Stock and 1,402,145 shares of Class B Common Stock.

(5)
As reflected on the Schedule 13G filed with the SEC on January 17, 2012 by Kingdon Capital Management, L.L.C. and Mark Kingdon.  As more fully described on the Schedule 13G, the shares of Class A Common Stock consist of 3,440,000 shares over which Kingdon Capital Management, L.L.C. and Mark Kingdon reported shared voting and dispositive power.

(6)
As reflected on the Schedule 13D filed with the SEC on May 27, 2011 by Amedius Tec Ltd.  As more fully described on the Schedule 13D, the shares of Class A Common Stock consist of 2,700,301 shares over which Amedius Tec Ltd. reported sole voting and dispositive power.

Based on the Schedule 13Ds filed with the SEC on August 5, 2009, as amended by the Schedule 13D/A filed with the SEC on September 2, 2009, the Schedule 13D/A filed with the SEC on December 15, 2009, and the Schedule 13D/A filed with the SEC on June 10, 2010, Marc Hermelin, a former director, Chairman and Chief Executive Officer of the Company, beneficially owned as of June 4, 2010, 2,820,689 and 6,317,165 shares of our Class A Common Stock and Class B Common Stock, respectively, representing 46.13% of the voting power of our then outstanding shares.  In the Settlement Agreement, Mr. M. Hermelin agreed to cede voting and investment power with respect to all shares of the Company’s common stock then beneficially held by him, resign as a trustee under certain trusts that beneficially owned our shares and dispose of shares of Company stock he held. In a Form 4 filed November 17, 2010, Mr. M. Hermelin reported that he resigned as a trustee of one of the trusts.  However, in fiscal year 2012, neither Mr. M. Hermelin nor the trusts through which he previously reported beneficial ownership of shares have reported changes in their beneficial ownership under Section 16(a) or Section 13(d) of the Exchange Act, which reports generally are required of our greater-than-10% or greater-than-5% stockholders, respectively, when they dispose of shares.  As a result, the information in the foregoing table is based on our best knowledge and belief as of July 19, 2012.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows, as of the Record Date, the beneficial ownership of (1) each of the executive officers named in the Summary Compensation Table, (2) each present director of our Company and (3) all directors and executive officers as a group of all of our shares of Class A Common Stock and Class B Common Stock. Unless otherwise noted, voting and dispositive power relating to the shares described below is exercised solely by the listed beneficial owner. The individuals named have furnished this information to us.

Name of Beneficial Owner	Amount of Beneficial Ownership- Class A Stock(a)		Percent of Class A(b)	Amount of Beneficial Ownership- Class B Stock(a)		Percent of Class B(b)
Robert E. Baldini	13,666		*	—		—
Gregory S. Bentley	23,676		*	—		—
Mark A. Dow	13,666		*	—		—
Shares beneficially attributed to David S. Hermelin pursuant to trusts:
David S. Hermelin, Trustee(c) One Metropolitan Square St. Louis, MO 63101	1,343,187	(c)	2.74%	2,136,555	(c)	19.29%
David S. Hermelin, individually	41,041		*	52,875		*

Total shares attributable to David S. Hermelin	1,384,228		2.82%	2,189,430		19.77%
Joseph D. Lehrer	17,000		*	200		*
David Sidransky.	13,666		*	1,000		—
Ana I. Stancic	13,666		*	—		—
Gregory J. Divis, Jr.	95,000		*	—		—
Thomas S. McHugh	46,666		*	—		—
Patrick J. Christmas	8,000		*	—		—
All directors and executive officers as a group(d) (12 individuals)	1,629,234		3.31%	2,190,630		19.78%

*	Less than one percent

(a)	Includes the following shares that were not owned by the persons listed but which could be purchased from us under options exercisable currently or within 60 days following the Record Date.

	Shares of Class A Common Stock	Shares of Class B Common Stock
Robert E. Baldini	13,666	—
Gregory S. Bentley	23,666	—
Mark A. Dow	13,666	—
David S. Hermelin	25,666	—
Joseph D. Lehrer	17,000	—
David Sidransky	13,666	—
Ana I. Stancic	13,666	—
Gregory J. Divis, Jr.	93,775	—
Thomas S. McHugh	46,666	—
Patrick J. Christmas	8,000	—

(b)
In determining the percentages of shares deemed beneficially owned by each director and executive officer listed herein, the exercise of all options held by each person that are currently exercisable or will become exercisable within 60 days after July 19, 2012 is assumed.

(c)
These shares are held in two irrevocable trusts created by another party, the beneficiaries of which are Marc S. Hermelin (as to 851,688 shares of Class A Common Stock and 1,771,293 shares of Class B Common Stock) and Minnette Hermelin (deceased), the mother of Marc S. Hermelin (as to 491,499 shares of Class A Common Stock and 365,262 shares of Class B Common Stock). Based on information from David S. Hermelin, Lawrence Brody, formerly a trustee of each of the Trust fbo Marc S. Hermelin and the Trust fbo Minette Hermelin, no longer serves as a trustee of either trust.

(d)
All of such shares are owned, or represented by shares purchasable as set forth in footnote (a). In determining the percentage of shares deemed beneficially owned by all directors and executive officers as a group, the exercise of all options held by each person which currently are exercisable or are exercisable within 60 days after July 19, 2012, is assumed. For such purposes, 49,007,569 shares of Class A Common Stock and 11,075,435 shares of Class B Common Stock are assumed to be outstanding.

PROPOSAL 1 – ELECTION OF SEVEN DIRECTORS

Information Concerning Nominees

Our Certificate of Incorporation, as amended, provides for the election of the entire Board of Directors at each annual meeting.  Directors are elected for one-year terms or until their successors are duly elected and qualified.  The terms of the current directors expire at the 2012 Annual Meeting upon the election and qualification of their successors.

Our By-Laws, as amended, specify that the number of directors shall be determined by the Board of Directors from time to time.  Our By-Laws also provide that an increase in the number of directors to a number which is in excess of eight requires unanimous approval by the Board of Directors.  The number of directors constituting the Board of Directors currently is fixed at seven directors and there are currently no vacancies on the Board of Directors.

The Board of Directors has nominated Robert E. Baldini, Gregory S. Bentley, Mark A. Dow, David S. Hermelin, Joseph D. Lehrer, David Sidransky, M.D., and Ana I. Stancic for a term expiring at the next Annual Meeting of our stockholders or until their respective successors have been duly elected and qualified.  All nominees are currently serving as directors.  It is the intention of the persons named as proxy holders, unless otherwise directed, to vote for the election of each of these nominees.

The following table lists, for each of the nominees for director, each such person’s principal occupation for at least the past five years, each person’s present position with our Company, the year in which each was first elected as a director (each serving continuously since first elected or appointed), each person’s age (as of the Record Date) and each person’s directorships with other companies whose securities are registered with the SEC.

Name	Age	Service as a Director Since	Occupation, Position with Company; Other Directorships
Robert E. Baldini	81	2010
Robert Baldini has over 50 years of experience as an executive in the pharmaceutical industry. In 1981 he joined Key Pharmaceuticals as Vice President of Marketing and Sales and was subsequently promoted to General Manager and eventually President. In 1995 he joined Kos Pharmaceuticals where he served as the Vice Chairman of the Board and Chief of Marketing and Sales until its acquisition by Abbott Laboratories in 2006. From 2007 to the present, Mr. Baldini has served as Director/Consultant to Arisaph Pharmaceuticals, AccuBreak Pharmaceuticals, Derm Worxs and Espirit Pharmaceutical.

The Company believes Mr. Baldini is well qualified to serve as a member of the Company’s Board based on his extensive experience as an executive in the pharmaceutical industry and his prior service on pharmaceutical company boards of directors.

Gregory S. Bentley	62	2010
Gregory Bentley is a practicing attorney with The Bentley Washington Law Firm in Washington, D.C. Until his resignation, effective August 1, 2011,  Mr. Bentley served as our Company’s Senior Vice President, Law beginning in June 2010 and as Secretary beginning in August 2010 until June 2011.  From 2006 to early 2009, he served as Senior Vice President and General Counsel of the Company.

The Company believes Mr. Bentley is well qualified to serve as a member of the Company’s Board based on his extensive experience in the pharmaceutical industry, with merger, acquisition and divestiture transactions and with our Company, and his knowledge of legal and healthcare regulatory issues.

Name	Age	Service as a Director Since	Occupation, Position with Company; Other Directorships
Mark A. Dow	62	2010
Mark Dow is a CPA who retired from a 36-year career at PricewaterhouseCoopers, LLP in June 2008 where he served as a Partner and was the leader of its middle market tax practice. Mr. Dow has a B.B.A in Accounting from Eastern Michigan University. He currently serves on two boards of directors of non-public companies, Propper International, Inc. and Cepia, LLC, both with annual revenues of approximately $300 million and growing. Mr. Dow also serves as the President of Dow Accounting Services, Ltd.

The Company believes Mr. Dow is well qualified to serve as a member of the Company’s Board based on his extensive knowledge and experience with tax and accounting issues, merger and acquisition structuring and tax due diligence.

David S. Hermelin	45	2004
David Hermelin was our Company’s Vice President of Corporate Strategy and Operations Analysis from 2002 to December 2008; Vice President of Corporate Planning and Administration of our Company from 1995 to 2002; Manager of Strategic Planning and Administration of our Company from 1993 to 1995; and Manager of Business Development of our Company from 1990 to 1993.

The Company believes Mr. D. Hermelin is well qualified to serve as a member of the Company’s Board based on his extensive experience in the pharmaceutical industry and with our Company.

Joseph D. Lehrer	63	2010
Joseph Lehrer, Lead Director of the Company’s Board of Directors, currently serves as Chairman of the Corporate Department for Greensfelder, Hemker & Gale, P.C., a business law firm headquartered in St. Louis, Missouri, and a partner of its previous partnership since 1980. Mr. Lehrer was a member of the Board of Directors of Todd Shipyards Corporation from 1992 until its sale in March 2011, serving as Chair of the Compensation Committee and priot to that as Chair of the Audit Committee.  From 2001 through 2011, he served as an adjunct Professor of Law at Washington University School of Law.

The Company believes Mr. Lehrer is well qualified to serve as a member of the Company’s Board based on his extensive experience advising clients with respect to merger, acquisition and divestiture transactions, and in regard to venture capital and private financing transactions, including in the pharmaceutical industry and his prior service on boards of directors.

David Sidransky, M.D.	52	2010
Dr. David Sidransky currently serves as the Director of the Head and Neck Cancer Research Division at Johns Hopkins University School of Medicine and has held this position since 1992. He also serves as a Professor of Oncology, Otolaryngology – Head and Neck Surgery, Cellular & Molecular Medicine, Urology, and Pathology at Johns Hopkins University and Hospital for more than the past six years. Dr. Sidransky is serving and has served on scientific advisory boards of MedImmune, Roche, Amge and Veridex, LLC (a Johnson & Johnson diagnostic company), among others. Dr. Sidransky founded, and is the Chairman of the Board of Champions Biotechnology, Inc. He also serves as Chairman of the board of Tamir Biotechnology, Inc. and as a Director on the board of Rosetta Genomics. Dr. Sidransky served as Director of the American Association for Cancer Research and as Director, Vice Chairman of Imclone Systems from 2005 through 2008.

The Company believes Dr. Sidransky is well qualified to serve as a member of the Company’s Board based on his extensive experience in clinical and medical oncology, his stature as a leading researcher in the field, and his experience with biotechnology companies.

Name	Age	Service as a Director Since	Occupation, Position with Company; Other Directorships
Ana I. Stancic	55	2010
Ana Stancic served as Principal Executive Officer, Chief Operating Officer and Executive Vice President of Enzon Pharmaceuticals, Inc. from 2011 until 2012.  Ms. Stancic originally joined Enzon in 2011 as Senior Vice President, Finance and Chief Financial Officer. Prior to Enzon, Ms. Stancic served as senior vice president and chief financial officer of M2Gen, a wholly-owned for-profit subsidiary of the Moffitt Cancer Center. Prior to that, she served as Chief Financial Officer of Aureon Bioscience. From 2007 to 2008, she was Executive Vice President and Chief Financial Officer at Omrix Biopharmaceuticals, Inc., which was acquired by Johnson & Johnson. Between 2004 and 2007, Ms. Stancic served in various financial leadership roles, including Senior Vice President of Finance, at ImClone. Ms. Stancic is a Certified Public Accountant and holds an M.B.A. degree from Columbia University Graduate School of Business. She also serves as a member of the board of directors of Champions Oncology, Inc.

The Company believes Ms. Stancic is well qualified to serve as a member of the Company’s Board based on her extensive experience in the medical industry, her knowledge of tax and accounting issues and her prior service on boards of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH OF
THE NOMINEES FOR DIRECTOR NAMED ABOVE.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Determination of Director Independence

Under the rules of the NYSE, a director of our Company only qualifies as “independent” (1) if our Board affirmatively determines that the director has no material relationship with our Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our Company) and (2) as long as such director otherwise meets the requirements for independence set forth in Section 303A.02 of the NYSE’s Listed Company Manual. Our Board has established guidelines to assist it in determining whether a director has a material relationship with our Company. Under these guidelines, a director is considered to be independent if he or she meets the criteria for independence set forth on Exhibit A of our Corporate Governance Guidelines and as required by the Sarbanes-Oxley Act of 2002, the SEC and the NYSE. A copy of our Corporate Governance Guidelines (including Exhibit A) is available on our Internet website (http://www.kvpharmaceutical.com) and can be obtained free of charge by written request to the attention of the Secretary at 2280 Schuetz Road, St. Louis, Missouri 63146 or by telephone at (314) 645-6600.

Our Board of Directors has determined that Messrs. Baldini, Dow, Hermelin and Lehrer, Dr. Sidransky and Ms. Stancic are “independent” as determined under our Corporate Governance Guidelines and Section 303A.02 of the NYSE’s Listed Company Manual.

Meetings of the Board of Directors

The business and affairs of our Company are overseen by our Board of Directors, which currently consists of seven members.

During fiscal year 2012, the Board of Directors held 12 meetings, the Audit Committee held eight meetings; the Compensation Committee held three meetings; and the Nominating and Corporate Governance Committee held one meeting. During fiscal year 2012 each director attended no fewer than 90% of the aggregate of (1) the total number of meetings of the Board of Directors held during that portion of fiscal year 2012 during which he or she was a director and (2) the meetings held during the period by all committees of the Board of Directors on which he or she served during that portion of fiscal year 2012.

We encourage each director to attend the annual meetings of stockholders.  All of our then current directors were present at our Annual Meeting held September 8, 2011.

Board Leadership and Risk Oversight

The Company’s Bylaws provide for the position of Chairman of the Board.  Currently, the Board has determined to keep the Chairman of the Board position vacant.  From time to time, the Board will reevaluate the advisability of appointing a Chairman of the Board.  While the Chairman of the Board position remains vacant, the Lead Director, a non-management director, determines the agenda for and presides over Board meetings. Currently, Mr. Lehrer serves as the Lead Director.

At this time, our Board of Directors does not include any management directors. In connection with its regular meetings, the Board of Directors periodically meets in executive session without any members of management present. These executive sessions occur not less than twice per year. The Lead Director is the presiding director at all such executive sessions. To the extent that a member of management joins the Board of Directors in the future, we will schedule at least two executive sessions of our non-management directors annually in conjunction with the regularly scheduled in-person meetings of the Board of Directors and the presiding director at such meetings will be the Lead Director.

The Board has the ultimate responsibility for risk oversight and management.  The Board, as a whole or through its committees, regularly discusses with management the Company’s risk exposures, the potential impact of such risks and the steps taken to manage such risks.

Committees of the Board of Directors; Corporate Governance

The Board of Directors currently has three standing committees, namely the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees is comprised solely of independent directors in accordance with our Corporate Governance Guidelines and the NYSE listing standards. The Board of Directors has adopted a committee charter for each of these committees in accordance with the NYSE listing standards.  A copy of each committee charter is available through our Internet website (http://www.kvpharmaceutical.com) and can be obtained free of charge by written request to the attention of the Secretary at 2280 Schuetz Road, St. Louis, Missouri 63146 or by telephone at (314) 645−6600.  The Board of Directors establishes additional committees from time-to-time as the need arises.  The Board of Directors has established three of these additional committees: a Finance Committee (which was reinstated in December 2011), a Business Development Committee and a Special Committee.

Audit Committee

Structure and Responsibilities. We have a standing Audit Committee of the Board of Directors consisting of Mark A. Dow (Chairman), Joseph D. Lehrer and Ana I. Stancic. The Board of Directors adopted the Audit Committee’s written charter. The Board of Directors has determined that each member of the Audit Committee meets the standards of independence required by our Corporate Governance Guidelines and the NYSE, as well as the independence requirements for Audit Committee members under Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that each member is financially literate and possesses sufficient accounting or related financial management expertise within the meaning of the listing standards of the NYSE and that each of Messrs. Dow and Lehrer and Ms. Stancic qualifies as an “audit committee financial expert” under the definition set forth in Item 407(d)(5) of Regulation S−K. The Audit Committee annually appoints our independent registered public accounting firm, reviews with the independent registered public accounting firm a plan and scope of the audit and audit fees, meets periodically with representatives of the independent registered public accounting firm, the internal auditors, the Board of Directors and management to monitor the adequacy of reporting, internal controls and compliance with our policies, reviews its annual and interim consolidated financial statements and performs the other functions or duties provided in the Audit Committee Charter.

Compensation Committee

Structure and Responsibilities. The Compensation Committee currently consists of Dr. David Sidransky (Chairman), Ana I. Stancic, Mark A. Dow Robert E. Baldini, and David S. Hermelin. The Board of Directors adopted the Compensation Committee’s written charter.  The Board of Directors has determined that each member of the Compensation Committee meets the standards of independence required by our Corporate Governance Guidelines and the NYSE. The Compensation Committee’s responsibilities include: (1) reviewing our compensation policy, (2) reviewing and evaluating the competitiveness of the total compensation of our executive officers, (3) determining and approving the Chief Executive Officer’s compensation based on an evaluation of the Chief Executive Officer’s performance and our performance, and (4) approving and administering our compensation and equity-based incentive plans and authorizing grants or awards under these plans.

Our stockholders approved amendments to our By-Laws in 2009 that require that the issuance of any security that confers stockholder voting rights be approved by the unanimous affirmative vote of the members of our Board of Directors. As a result, issuances of employee stock options, grants of restricted stock, and grants or issuances to employees of other rights to acquire our Common Stock must be approved unanimously by our Board of Directors. These approvals are in addition to the approval requirements of our Compensation Committee.

The Annual Compensation Process. In determining the appropriate aggregate and individual executive compensation levels for the performance year, the Compensation Committee considers quantitative and qualitative performance results, the overall need to attract, retain and incentivize the executive team, and the total cost of the compensation program to our Company.

The Role of Executive Officers in Determining or Recommending Compensation. The Chief Executive Officer works closely with the Chairman of the Compensation Committee and makes recommendations to the Compensation Committee with respect to the compensation for executive officers, other than the Chief Executive Officer.

The Role of Compensation Consultants in Determining or Recommending Compensation. Pursuant to its charter, the Compensation Committee is authorized to retain compensation consultants, outside counsel and other advisors. The primary role of the compensation consultant has been to make recommendations to the Compensation Committee as to the compensation of the Chief Executive Officer, other executive officers and the Board of Directors, including preparing reports regarding compensation levels at comparable companies.  The compensation consultant also makes suggestions regarding such matters as the appropriate mix of cash and equity compensation and the structure and features of equity awards, and the terms of new executive employment agreements. Although the Compensation Committee values the advice of its independent consultant, the Compensation Committee may, for various reasons, choose to take a different approach than that recommended by the consultant.

Nominating and Corporate Governance Committee

Structure and Responsibilities. The Nominating and Corporate Governance Committee currently consists of Joseph D. Lehrer (Chairman), Robert E. Baldini and David Sidransky, M.D.  The Board of Directors adopted the Nominating and Corporate Governance Committee’s written charter.  The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee meets the standards of independence required by our Corporate Governance Guidelines and the NYSE. The Nominating and Corporate Governance Committee is responsible for: (1) establishing standards for the functioning of the Board of Directors and evaluating the overall functioning and performance of the Board of Directors and its committees, (2) identifying and recommending individuals qualified to become directors and selecting, or recommending that the Board of Directors select the director nominees for the annual meetings of stockholders, (3) developing and overseeing our Corporate Governance Guidelines, (4) approving certain related-party transactions, and (5) other matters of corporate governance.

Director Nomination. The Nominating and Corporate Governance Committee will accept for consideration stockholders’ nominations for directors if made in writing. The nominee’s written consent to the nomination and sufficient background information on the nominee must be included to enable the committee to make proper assessment as to the nominee’s qualifications. Nominations must be addressed to the Secretary of our Company at 2280 Schuetz Road, St. Louis, Missouri 63146. The Nominating and Corporate Governance Committee may also conduct its own search for potential candidates that may include candidates identified directly by a variety of means as deemed appropriate by the committee. Irrespective of how a candidate may be brought to the Nominating and Corporate Governance Committee’s attention, at the appropriate time, qualified candidates may be asked to conduct one or more personal interviews with appropriate directors. Chosen candidates are extended an invitation to join the Board of Directors and, if the candidate accepts, he or she is formally nominated for election by the stockholders.

Corporate Governance Guidelines. The Board of Directors has adopted a set of Corporate Governance Guidelines establishing general principles with respect to, among other things, director qualifications and responsibility. These Corporate Governance Guidelines establish certain criteria, experience and skills requirements for potential candidates. There are no established term limits for service as a director of our Company. In general, it is expected that each director will have the highest personal and professional ethics and integrity and be devoted to representing the interests of our Company and its stockholders. In addition, it is expected that the Board of Directors as a whole will be composed of individuals with diverse experience in business and technology related to the business and strategic direction we may be interested in pursuing. A copy of the Corporate Governance Guidelines is available through our Internet website (http://www.kvpharmaceutical.com) and can be obtained free of charge by written request to the attention of the Secretary at 2280 Schuetz Road, St. Louis, Missouri 63146 or by telephone at (314) 645−6600.

Standards of Business Ethics Policy

All of our directors, officers, managers and employees are required to comply with our Standards of Business Ethics Policy to ensure that our business is conducted in a legal and ethical manner. Our Standards of Business Ethics Policy covers all areas of professional conduct, including employment policies and practices, conflicts of interest and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. Employees and directors are required to report any suspected violations of our Standards of Business Ethics Policy. Through the Audit Committee, we have procedures in place to receive, retain and treat complaints received regarding accounting, internal accounting control or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. A copy of our Standards of Business Ethics Policy is available through our Internet website (http://www.kvpharmaceutical.com) and can be obtained free of charge by written request to the attention of the Secretary at 2280 Schuetz Road, St. Louis, Missouri 63146 or by telephone at (314) 645−6600.

We also have established a Senior Executives Code of Ethics as a supplement to the Standards of Business Ethics Policy. The Senior Executives Code of Ethics applies to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and any other officer serving in a finance, accounting, treasury, tax or investor relations role. The Senior Executives Code of Ethics requires each such officer to provide accurate and timely information related to our public disclosure requirements. A copy of our Senior Executives Code of Ethics is available through our Internet website (http://www.kvpharmaceutical.com) and can be obtained free of charge by written request to the attention of the Secretary at 2280 Schuetz Road, St. Louis, Missouri 63146 or by telephone at (314) 645−6600.

Compensation of Directors

Director compensation is designed to attract individuals who have the required background, experience and functional expertise to provide strategic direction and oversight to us. None of our directors are current employees of our Company.  If any director were also an employee of the Company, he or she would not receive cash compensation for their service as a director. With respect to such non-employee directors, the Compensation Committee of the Board of Directors recommends the appropriate levels of compensation to the Board of Directors, and the full Board of Directors approves the actual compensation to be paid to the non-employee directors. All directors receive the stock option component of director compensation described below.

Basic Retainer—The cash component of the director compensation program was designed to compensate the non-employee directors for their service on the Board. The Board of Directors sets the level of cash compensation for service as a director from time to time. On September 8, 2011, the Board of Directors adopted and approved a compensation plan for directors for the fiscal year ended March 31, 2012 (the “2012 Plan”). The 2012 Plan has been extended for fiscal year 2013 and will be reviewed periodically. The 2012 Plan is described more fully below.

Stock Options—The stock option component of the director compensation program was designed to align the interest of the directors with those of our stockholders. As such, upon appointment as a director, each director is granted options to acquire 7,500 shares of Class A Common Stock. Subsequent grants for directors who are not members of the Compensation Committee are determined periodically by the Board of Directors, based on the recommendation of the Compensation Committee. Subsequent grants for members of the Compensation Committee are determined periodically by the Board of Directors. Such options are granted as non-qualified options under the K-V Pharmaceutical Company 2011 Long-Term Incentive Stock Option Plan and generally vest ratably over three years.

Expense Reimbursement—We also pay for the reasonable out-of-pocket expenses incurred by the non-employee directors for attendance at Board and committee meetings.

Director Compensation During the Fiscal Year 2012

Annual Cash Retainers—The 2012 Plan provides that every non-employee director receives an annual cash retainer in the amount of $175,000. The 2012 Plan also includes additional annual cash retainers in the following amounts:

•	For the non-executive Chairman of the Board of Directors, if one is elected, $125,000;

•	For the Lead Director, if one is elected, $75,000;

•	For each member of the Audit Committee, $5,000, with an additional $15,000 for the Chairman of the Audit Committee;

•	For each of the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee, $5,000;

•
For each member of the Finance Committee, between April 1, 2011 and the dissolution of the Finance Committee on June 21, 2011, $5,000, with an additional $15,000 for the Chairman of the Finance Committee. Additionally, each member of the Finance Committee received additional compensation based on the number of meetings attended and time spent on financing matters for the Company. The Finance Committee was reinstated by the Board on December 7, 2011 with no designation of compensation to its members;

•	For each member of the Business Development Committee, $5,000, with an additional $15,000 for the Chairman of the Business Development Committee; and

•	For each member of the Special Committee, $5,000, with an additional $15,000 for the Chairman of the Special Committee.

Annual cash retainers are payable in arrears in equal quarterly installments on the first business day of each calendar quarter. If, during any quarter, a director resigns, including due to incapacity or death, is removed without cause, or is not re-elected, any previously paid quarterly installment is deemed fully earned. If a director attends fewer than 75% of meetings during the calendar year, the 2012 Plan provides that such director’s annual cash retainer will be reduced on a pro-rata basis and that excess amounts already received are required to be repaid to the Company.

Per-Meeting Cash Fees— Beginning with the thirteenth meeting of the Board of Directors in each calendar year, each non-employee director will receive a cash fee in the amount of $2,000 for every meeting of the Board of Directors lasting more than two hours and $1,000 for every meeting of the Board of Directors lasting two hours or less. Beginning with the thirteenth meeting of each committee in each calendar year (other than the Special Committee), each non-employee director will receive a cash fee in the amount of $1,500 for every meeting of such committee lasting more than two hours and $750 for every meeting of such committee lasting two hours or less.

The following table sets forth the compensation paid to our directors for the fiscal year ended March 31, 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Total ($)
Robert Baldini	214,282	—	26,134	240,416
Gregory S. Bentley	74,800	—	26,134	100,934
Mark A. Dow	254,750	—	26,134	280,884
David S. Hermelin(2)	291,500	—	26,134	317,634
Joseph D. Lehrer(3)	360,540	—	39,201	399,741
David Sidransky	210,250	—	26,134	236,384
Ana I. Stancic	206,290	—	26,134	232,434

(1)
Represents the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Fair value is based on the Black-Scholes option pricing model using the fair value of the underlying shares at the measurement date. For additional discussion of the valuation assumptions used in determining stock-based compensation and the grant date fair value for stock options, see “Executive Compensation—Compensation Discussion and Analysis—Direct Compensation—Stock Option Grants” and Note 17—“Stock-Based Compensation” of the Notes to the Consolidated Financial Statements included in our 2012 Form 10-K.

(2)	Amount reflects extensive involvement in meetings and activities of the Finance Committee related to the Company’s financing requirements.
(3)
Amount reflects extensive involvement in meetings and activities of the Finance Committee related to theCompany’s financing requirements as well as compensation related to service as the Company’s Lead Director.

As of March 31, 2012, the directors held the following outstanding unexercised options:

	Number of Securities Underlying Options (#)
Name	Class A Common Stock		Class B Common Stock	Option Exercise Price ($)	Option Expiration Date	Option Grant Date Fair Value ($)(1)
Robert Baldini(2)	7,500	(2)	—	1.18	08/05/2020	7,298
	10,000	(8)	—	1.62	09/07/2020	13,376
	20,000	(9)	—	1.49	09/08/2021	26,134
Gregory S. Bentley(3)	7,500	(3)	—	1.11	06/10/2020	6,791
	10,000	(8)	—	1.62	09/07/2020	13,376
	25,000	(4)	—	1.62	09/07/2020	33,440
	20,000	(9)	—	1.49	09/08/2021	26,134
Mark A. Dow(3)	7,500	(3)	—	1.11	06/10/2020	6,791
	10,000	(8)	—	1.62	09/07/2020	13,376
	20,000	(9)	—	1.49	09/08/2021	26,134
David S. Hermelin (7)	15,000	(7)	—	2.95	01/13/2019	24,964
	10,000	(8)	—	1.62	09/07/2020	13,376
	20,000	(9)	—	1.49	09/08/2021	26,134
Joseph D. Lehrer(3)	7,500	(3)	—	1.11	06/10/2020	6,791
	10,000	(8)	—	1.62	09/07/2020	13,376
	30,000	(9)	—	1.49	09/08/2021	39,201
David Sidransky(5)	7,500	(5)	—	1.02	06/24/2020	6,238
	10,000	(8)	—	1.62	09/07/2020	13,376
	20,000	(9)	—	1.49	09/08/2021	26,134
Ana I. Stancic(6)	7,500	(6)	—	1.14	06/17/2020	6,973
	10,000	(8)	—	1.62	09/07/2020	13,376
	20,000	(9)	—	1.49	09/08/2021	26,134

(1)
Represents the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Fair value is based on the Black-Scholes option pricing model using the fair value of the underlying shares at the measurement date. For additional discussion of the valuation assumptions used in determining stock-based compensation and the grant date fair value for stock options, see “Executive Compensation—Compensation Discussion and Analysis—Direct Compensation—Stock Option Grants” and Note 17—“Stock-Based Compensation” of the Notes to the Consolidated Financial Statements included in our 2012 Form 10-K.

(2)
Mr. Baldini, appointed to our Board on July 29, 2010, received an initial stock option grant on August 5, 2010 at an exercise price of $1.18, the closing stock price of our Class A Common Stock on the date of grant. The option grant provides for yearly vesting in 20% increments over a five-year period, beginning with the first anniversary date of the grant date.

(3)
Messrs. Bentley, Dow and Lehrer, elected to our Board on June 10, 2010, each received an initial stock option grant on June 10, 2010 at an exercise price of $1.11, the closing stock price of our Class A Common Stock on the date of grant. The option grant provides for yearly vesting in 20% increments over a five-year period, beginning with the first anniversary date of the grant date.

(4)
In addition to stock options granted in connection with his service as a director, Mr. Bentley received a stock option grant to purchase up to 25,000 shares of our Class A Common Stock in connection with his service as an executive officer of the Company on September 7, 2010 at an exercise price of $1.62, the closing stock price of our Class A Common Stock on the date of grant. The option grant provides for yearly vesting in 20% increments over a five-year period, beginning with the first anniversary date of the grant date.

(5)
Dr. Sidransky, appointed to our Board on June 24, 2010, received an initial stock option grant on that date at an exercise price of $1.02, the closing stock price of our Class A Common Stock on the date of grant. The option grant provides for yearly vesting in 20% increments over a five-year period, beginning with the first anniversary date of the grant date.

(6)
Ms. Stancic, appointed to our Board on June 17, 2010, received an initial stock option grant on that date at an exercise price of $1.14, the closing stock price of our Class A Common Stock on the date of grant. The option grant provides for yearly vesting in 20% increments over a five-year period, beginning with the first anniversary date of the grant date.

(7)
The award agreements governing the January 13, 2009 option grants provide for quarterly vesting in 25% increments over a one-year period. Upon the director’s termination of service as a member of our Board, the director has a three-year period beginning from the date of termination to exercise vested awards.

(8)	The award agreements governing the September 7, 2010 option grants provide for yearly vesting in 20% increments over a five-year period, beginning with the first anniversary date of the grant date.
(9)
The award agreements governing the September 8, 2011 option grants provide for 33.33% vesting on the first and second anniversaries of the grant date and 33.34% vesting on the third anniversary of the grant date.

Agreement with Mr. Bentley—On June 10, 2010, Mr. Bentley was appointed to serve as a member of our Board of Directors. Additionally, on that date, Mr. Bentley agreed to serve as our Senior Vice President, Law during the Company’s search for a new permanent General Counsel. Mr. Bentley resigned as our Senior Vice President, Law effective August 1, 2011.  Under a letter dated October 26, 2010, the parties agreed that in the event that Mr. Bentley’s employment with the Company is terminated, but his service as a director continues, the option awarded to Mr. Bentley on September 7, 2010 to purchase 25,000 shares of our Class A Common Stock at an exercise price of $1.62 per share, the closing price of our Class A Common Stock on the date of grant, would continue to vest while he continues to serve as a director. The option vests in five equal annual installments beginning on September 7, 2011. In the event that he is not nominated to continue to serve as a member of the Board of Directors or he is nominated, but he is not elected to serve as a director, all of his unvested options will immediately vest and he will have one year to exercise his options.

Additionally, Mr. Bentley and the Company agreed that if Mr. Bentley ceases to serve as a director prior to December 31, 2013, other than by his resignation or declining re-nomination or re-election, he will continue to provide legal services to the Company for the 12-month period following his termination of service as a director at the minimum annual rate of $352,800. On September 8, 2011, the Company entered into an Engagement Letter Agreement with Mr. Bentley. Under the agreement Mr. Bentley is to serve as outside legal counsel to the Company on certain matters related to Makena® and other legal matters that may be agreed upon from time to time. The legal advice and services will be billed at an hourly rate of $350. Mr. Bentley also will be entitled to reimbursement for related out-of-pocket expenses. The Agreement may be terminated at any time by either party  The total amount paid for such legal services during fiscal year 2012 was approximately $58,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file periodic reports of ownership and changes in such ownership with the SEC. Such individuals are required by the rules and regulations of the SEC to furnish us with copies of all such forms they file.

Based solely on a review of the copies of all forms furnished to us or written representations that no reports were required to be filed, we believe that all such individuals, except for Marc S. Hermelin, a director until his resignation on November 10, 2010, our former Chairman and Chief Executive Officer and a former beneficial owner of more than 10% of the Company’s Class B Common Stock, complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2012.  In the Settlement Agreement, Mr. M. Hermelin agreed to cede voting and investment power with respect to all shares of the Company’s common stock then beneficially held by him, resign as a trustee under certain trusts that beneficially owned our shares and dispose of shares of Company stock he held.  Mr. M. Hermelin has not reported changes in his beneficial ownership under Section 16(a) of the Exchange Act.  The Company does not have sufficient information to determine whether Mr. M. Hermelin has complied with all Section 16(a) filing requirements during fiscal year 2012 and if not, the number of required reports he failed to file during fiscal year 2012.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Throughout fiscal year 2012, Dr. David Sidransky served as the Chairman of the Compensation Committee and Ana I. Stancic, Mark A. Dow and Robert E. Baldini served as members of the Compensation Committee. David S. Hermelin was appointed to the Compensation Committee on December 7, 2011.  No member of the Compensation Committee other than Mr. D. Hermelin has ever served as an officer or employee of our Company and none had any interlocking or insider relationship with our Company requiring disclosure under applicable rules and regulations of the SEC.

Mr. David S. Hermelin and his father Marc S. Hermelin, a director until his resignation on November 10, 2010 and our former Chairman and Chief Executive Officer, are partners in a partnership that leased certain real property to us during fiscal year 2012. Lease payments made by us to the partnership for this property during fiscal year 2012 were $215,032. Mr. David S. Hermelin’s employment agreement and employment with us were terminated on December 5, 2008.  Such lease was terminated on December 31, 2011.

TRANSACTIONS WITH RELATED PERSONS

 David S. Hermelin, one of our directors, the beneficial owner of more than 5% of the outstanding shares of our Class B Common Stock and our Vice President, Corporate Strategy and Operations Analysis until December 5, 2008, and his father Marc S. Hermelin, a director until his resignation on November 10, 2010 and our former Chairman and Chief Executive Officer, are partners in a partnership that leased certain real property to the Company during fiscal year 2012.  Such lease was terminated on December 31, 2011. Lease payments made by us to the partnership for this property during fiscal year 2012 were $215,032.

 On December 5, 2008, the Board terminated the employment agreement of Marc S. Hermelin, the Chief Executive Officer of the Company at that time, “for cause” (as that term is defined in such employment agreement). Additionally, the Board removed Mr. M. Hermelin as Chairman of the Board and as the Chief Executive Officer, effective December 5, 2008. In accordance with the termination provisions of his employment agreement, the Company determined that Mr. M. Hermelin would not be entitled to any severance benefits. In addition, as a result of Mr. M. Hermelin’s termination “for cause,” the Company determined it was no longer obligated for the retirement benefits specified in the employment agreement. However, Mr. M. Hermelin informed the Company that he believed he effectively retired from his employment with the Company prior to the termination of his employment agreement on December 5, 2008 by the Board. As described below, Mr. M. Hermelin claims he is entitled to a larger amount. If it is determined that Mr. M. Hermelin did effectively retire prior to December 5, 2008, the actuarially determined present value (as calculated in December 2008) of the retirement benefits due to him would total $36.9 million. On November 10, 2010, Mr. M. Hermelin voluntarily resigned as a member of the Board.

On March 22, 2011, Mr. M. Hermelin made a demand on the Company for indemnification with respect to his payment of $1.9 million imposed by the United States District Court as a fine and forfeiture of pecuniary gain as part of the sentence resulting from his guilty plea entered by the Court on March 10, 2011. Mr. M. Hermelin pled guilty to two federal misdemeanor counts as a responsible corporate officer of the Company at the time when a misbranding of two morphine sulfate tablets occurred that contained more of the active ingredient than stated on the label. In addition, the Company has advanced, under the terms of the Indemnification Agreement, legal expenses amounting to approximately $7.3 million to various law firms that represented Mr. M. Hermelin for legal matters including the FDA and SEC investigations, the Department of Justice inquiry, the Audit Committee investigation, HHS exclusion, various class action lawsuits and the lawsuits between Mr. M. Hermelin and the Company related to advancement, indemnification and retirement benefits. Under the Company’s Indemnification Agreement entered into with all directors, including Mr. M. Hermelin when he served as Chairman of the Board and Chief Executive Officer of the Company, as a condition for the advancement of expenses, each director is required to sign an undertaking to reimburse the Company for the advanced expenses in the event it is found that the director is not entitled to indemnification.  The Company has also received invoices for $0.1 million of additional legal fees covering the same or other matters for which Mr. M. Hermelin is demanding indemnification. The Company has not paid these invoices.  Mr. M. Hermelin’s demand for reimbursement of the $1.9 million fine and forfeiture, the advancement of legal fees to represent him for various legal matters and whether only such advancement should be indemnified is being handled by a Special Committee of independent directors appointed by the Board of Directors of the Company.

 On March 12, 2012, over the objection of the Company, Mr. M. Hermelin presented a demand to a bank to release $4.5 million to him, as beneficiary, under a letter of credit that had been maintained by the Company according to the terms of his terminated employment agreement.  The letter of credit was originally established by the Company upon entering into the now terminated employment agreement in December 1996. The letter of credit was not renewed and on March 31, 2012 the bank released the $4.5 million to Mr. M. Hermelin. On April 25, 2012,  Mr. M. Hermelin filed an amended counterclaim against the Company and a third-party petition against certain former directors and officers of the Company alleging, among other things, breach of contract, wrongful termination, malicious prosecution, breach of good faith and fair dealing, breach of fiduciary duty, intentional infliction of emotional distress and defamation, and seeking damages in excess of $80.0 million, for breach of contract and breach of the covenant of good faith and fair dealing, and an additional $100.0 million for tort claims and punitive damages.  On October 11, 2011, the Company, at the direction of the Special Committee, filed a Petition for declaratory judgment in the Circuit Court of St. Louis County against Mr. M. Hermelin styled K-V Pharmaceutical Company v. Marc Hermelin seeking a declaration of rights of the parties with regard to Mr. M. Hermelin’s employment and indemnification agreements with the Company. The Company alleges that Mr. M. Hermelin is not entitled to payments under such agreements due to breaches of his fiduciary obligations to the Company.

On October 14, 2011, Mr. M. Hermelin filed an action in the Court of Chancery in the State of Delaware styled Marc S. Hermelin v. K-V Pharmaceutical Company, seeking: advancement of expenses in connection with certain proceedings; mandatory and permissive indemnification of attorneys’ fees and other expenses incurred as to other proceedings; and advancement of attorneys’ fees that he has incurred and will incur in the St. Louis County and Delaware actions. Mr. M. Hermelin claims that he is entitled to such amounts under the Company’s Bylaws, Delaware law and his indemnification agreement. On February 7, 2012, the Court of Chancery issued a Memorandum Opinion determining: (1) Mr. M. Hermelin is not entitled to advancement from the Company in connection with a matter related to the release of certain jail records; (2) Mr. M. Hermelin is not entitled to mandatory indemnification with respect to his payment of the $1.9 million fine and forfeiture resulting from his guilty plea; (3) Mr. M. Hermelin is not entitled to mandatory indemnification in the HHS exclusion matter; and (4) Mr. M. Hermelin is entitled to mandatory indemnification in the FDA consent decree matter.  The court further held that the remaining issues, including Mr. M. Hermelin’s claim for indemnity for the fines and expenses he incurred in the criminal matter and expenses he incurred in connection with his exclusion from federal health care programs by the HHS and the Audit Committee’s investigation of his conduct, require a plenary trial on the issues of whether Mr. M. Hermelin is entitled to indemnification for those proceedings.  The trial is scheduled for June 2013.

Any determination with respect to these legal proceedings adverse to the Company could have a material adverse effect on our business, financial condition, results of operations and ability to continue as a going concern, including creating events of default under our secured and unsecured debt obligations. In addition, if required to be paid, certain of the indemnification obligations may not be “covered matters” under our directors’ and officers’ liability insurance, or there may be insufficient coverage available. Further, in the event Mr. M. Hermelin is ultimately determined not to be entitled to indemnification, we may not be able to recover the amounts previously advanced to him. Due to these insurance coverage limitations, we may incur significant unreimbursed costs to satisfy our indemnification and other obligations, which may have a material adverse result on our financial condition, results of operations and cash flows.

On June 10, 2010, Gregory S. Bentley, one of our directors, was appointed to serve as a member of our Board of Directors. Additionally, on that date, Mr. Bentley agreed to serve as our Senior Vice President, Law during the Company’s search for a new permanent General Counsel. Mr. Bentley resigned as our Senior Vice President, Law effective August 1, 2011.  Under a letter dated October 26, 2010, the Company and Mr. Bentley agreed that in the event that Mr. Bentley’s employment with the Company is terminated, but his service as a director continues, the option awarded to Mr. Bentley on September 7, 2010 to purchase 25,000 shares of our Class A Common Stock at an exercise price of $1.62 per share, the closing price of our Class A Common Stock on the date of grant, would continue to vest while he continues to serve as a director. The option vests in five equal annual installments beginning on September 7, 2011. In the event that he is not nominated to continue to serve as a member of the Board of Directors or he is nominated, but he is not elected to serve as a director, all of his unvested options will immediately vest and he will have one year to exercise his options.

Additionally, Mr. Bentley and the Company agreed that if Mr. Bentley ceases to serve as a director prior to December 31, 2013, other than by his resignation or declining re-nomination or re-election, he will continue to provide legal services to the Company for the 12-month period following his termination of service as a director at the minimum annual rate of $352,800.

On September 8, 2011, the Company entered into an Engagement Letter Agreement with Mr. Bentley. Under the agreement Mr. Bentley is to serve as outside legal counsel to the Company on certain matters related to Makena® and other such legal matters that may be agreed upon from time to time. The legal advice and services will be billed at an hourly rate of $350. Mr. Bentley also will be entitled to reimbursement for related out-of-pocket expenses. The Agreement may be terminated at any time by either party. The Company paid Mr. Bentley approximately $58,000 for legal services during fiscal year 2012.

 Review, Approval or Ratification of Transactions with Related Persons

Pursuant to the related-party transaction guidelines adopted by the Board of Directors, the Nominating and Corporate Governance Committee is responsible for reviewing, approving and ratifying all related-party transactions. A related-party transaction is any transaction in which we are a party, and in which an executive officer, director, nominee for director, a stockholder owning 5% or more of our securities or any of such person’s immediate family members, is a party or is known by us to have a direct or indirect material benefit. In cases where a member of the Nominating and Corporate Governance Committee is a party to the related-party transaction, such member shall not participate in approving the transaction. Compensation paid to related parties or their immediate family members need not be approved if (1) the total compensation amount is less than $120,000 per year or (2) the compensation has otherwise been approved by the Compensation Committee or the Board.

In determining whether a related-party transaction is in, or not opposed to, our best interest, the Nominating and Corporate Governance Committee may consider any factors deemed relevant or appropriate, including (but not be limited to):

•	whether there are any actual or apparent conflicts of interest;

•	the nature, size or degree of those conflicts;

•	whether such conflicts may be mitigated;

•	the potential benefits and detriments to us of such related-party transaction;

•	whether the nature or terms of the related-party transaction are unusual; and

•	whether steps have been taken to ensure fairness to us.

In making its decision, the Nominating and Corporate Governance Committee may consider our compliance officer’s written recommendation as to issues raised under our Standards of Business Ethics Policy. In addition, the Nominating and Corporate Governance Committee may seek such additional information as it deems necessary, including, without limitation, any other legal or expert advice considered appropriate. All transactions described above were approved under our related-party transaction guidelines.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis describes our compensation philosophy, objectives and policies for fiscal year 2012 as applicable to the three current executive officers that constitute the “named executive officers:”

•	Gregory J. Divis, Jr., President and Chief Executive Officer;

•	Thomas S. McHugh, Chief Financial Officer and Treasurer; and

•	Patrick J. Christmas, Vice President, General Counsel and Secretary.

The Compensation Discussion and Analysis summarizes the structure and rationale for each element of the named executive officers’ compensation. Compensation for each of our named executive officers was determined as described in more detail under the caption “—Determining Individual Compensation Levels.” The basic components of each named executive officer’s compensation include: base salary, annual cash incentives, stock options, retention awards and employee benefits such as insurance, 401(k) plan and perquisites.

On September 13, 2010, we implemented a mandatory salary reduction program for exempt personnel, ranging from 15% to 25% of base salary, in order to conserve our cash and financial resources. The Company repaid its employees, who were still employed by the Company at the time of payment, during fiscal year 2012. Messrs. Divis and McHugh had their respective salaries reduced by 25% as a result of this program during fiscal year 2010. In fiscal year 2012, the salaries of exempt personnel were reinstated and all reduced salary amounts were repaid with a 20% premium.

Compensation Program Objectives

The objectives of our executive compensation program are to (1) recruit, retain and motivate highly qualified and experienced executives who have the necessary skills and experience to succeed, (2) provide compensation that is fair, reasonable and competitive, (3) link compensation to performance, and (4) align the interests of executives with those of our stockholders.

Compensation and Benefits Philosophy

Our compensation program for fiscal year 2012 was based on the following guiding principles:

Performance—We believe the best way to accomplish alignment of compensation plans with the interest of our stockholders is to link executive pay directly to our performance.

Competitiveness—Our executive compensation and benefits program is intended to be competitive with those provided at companies in the pharmaceutical and drug delivery industry for similar talent. The benefits component of the program is designed to provide competitive levels of protection and financial security and is generally not based on individual performance.

Cost—Our total compensation and benefit program is designed to be cost-effective and affordable, ensuring that the interests of our stockholders are considered in determining executive pay levels. We seek to adequately fund our executive compensation program while, at the same time, ensuring that enough capital remains for reinvestment to facilitate achievement of our short-term and long-term goals.

In evaluating the Company’s compensation program for fiscal year 2012, the Compensation Committee considered the stockholders’ advisory approval of the Company’s executive compensation for fiscal year 2011 as a relevant factor in determining compensation policies and decisions concerning the Company’s executive officers.  Although the stockholders’ advisory vote is non-binding, the Company will continue to consider the outcome of the vote when making future compensation decisions for its executive officers.

Compensation Committee Process

The Compensation Committee is responsible for establishing and periodically reviewing our executive compensation philosophy and guiding principles. No less frequently than annually, the Compensation Committee evaluates its plans and policies against current and emerging competitive practices, legal and regulatory developments and corporate governance trends. The purpose of the review is to provide assurance that in light of the changing corporate environment, our executive compensation program continues to help attract and retain the talent necessary to foster a culture of compliance, strong sales growth, long-term financial performance and stockholder returns.

Components of Total Compensation

We typically provide two main types of compensation: (1) direct compensation (including base salary, annual cash incentives, stock options and retention awards); and (2) indirect compensation (including benefits such as insurance, 401(k) plan and perquisites).

Direct Compensation

Direct compensation for executive officers consists of the following components:

Base salary—Base salary is designed to attract and retain highly experienced executives who can manage our Company to achieve our short-term and long-term strategic goals. Executive salaries are based on an individual’s overall experience, tenure with our Company, level and scope of responsibility and the general and industry-specific business competitive environment.

We may grant annual base salary increases to executives who are performing at or above expectations at the beginning of each fiscal year. Among other factors, annual increases seek to achieve an appropriate competitive level to account for increases in the cost of living and similar factors and/or to address changes in the external competitive market for a given position.

Annual cash incentives—Annual cash incentives are designed to link a significant portion of an executive’s annual compensation to our Company’s performance, the executive’s individual performance, and the executive’s departmental performance. Annual cash incentives are based on individual performance, performance of our Company and performance of the department or division under the responsibility of the executive. Although different performance factors are applied to individual executives, such factors generally include how well the individual executive and his or her area of responsibility performed against goals and objectives which were established before the fiscal year commenced, as well as how the executive promoted an environment of results, teamwork and talent development in his or her areas of responsibility.

The Compensation Committee adopted performance goals for fiscal year 2012 on June 10, 2011. The Compensation Committee has not established performance goals for fiscal year 2013; however, the Compensation Committee anticipates establishing performance goals in the future.

Discretionary cash incentives—The Compensation Committee may grant discretionary cash bonuses based on our Company’s overall performance and the performance of individual executive officers. During fiscal year 2012, we made discretionary cash bonus awards to Messrs. Divis and McHugh, in the amounts of $130,000 and $65,000 respectively, for certain accomplishments achieved during fiscal year 2012 and to compensate for the lack of annual incentive payments with respect to fiscal year 2011.

Stock option grants—Stock option grants are designed to strengthen the link between realized compensation and returns for stockholders and thereby align management’s interest in our long-term success with the interests of our stockholders. Awards granted to executive officers are discretionary under the K-V Pharmaceutical Company 2011 Long-Term Incentive Plan. The size of individual awards is dependent upon the executive’s position and corporate, department and individual performance. As part of implementing the goal of retaining the services of the named executive officers, our named executive officers received stock option awards in fiscal year 2012. The criteria described above are applied to each executive officer subjectively, based on the Compensation Committee’s evaluation of each named executive officer’s performance, options received previously by each named executive officer and the perceived value to the Company of retaining the named executive officer’s services.

The Company estimates the fair value of stock options granted using the Black-Scholes option pricing model (the “Option Model”). The Option Model requires the use of subjective and complex assumptions, including the option’s expected term and the estimated future price volatility of the underlying stock, which determine the fair value of the share-based awards. The Company’s estimate of expected term was determined based on the average period of time that options granted are expected to be outstanding considering current vesting schedules and the historical exercise patterns of existing option plans. The expected volatility assumption used in the Option Model is based on historical volatility over a period commensurate with the expected term of the related options. The risk-free interest rate used in the Option Model is based on the yield of U.S. Treasuries with a maturity closest to the expected term of the Company’s stock options.

The following weighted average assumptions were used to value stock options granted during the fiscal years ended March 31, 2012, 2011 and 2010:

	Years ended March 31,
	2012	2011	2010
Dividend yield	None	None	None
Expected volatility	153%	106%	99%
Risk-free interest rate	0.70%	1.95%	2.50%
Expected term	4.1 years	6.4 years	5.9 years
Weighted average fair value per share at grant date	$1.41	$1.49	$2.33

Indirect Compensation

Indirect compensation for executive officers consists of the following benefit plans:

Insurance plans—We provide standard company-sponsored insurance plans to our employees, including the named executive officers. The core insurance package includes health, dental, disability and basic group life insurance coverage. In general, executives participate in these benefits on the same basis as other employees.

401(k) Plan— Through our 401(k) Plan, the named executive officers are provided an opportunity to save for retirement on a tax-favored basis. Participation in the 401(k) Plan is generally available to all employees at the beginning of each pay period. Beginning in July 2011, the Company resumed matching employee contributions to the 401(k) plan at 50% of the first 7% of the employee’s contributions up to the IRS maximum.

Perquisites—Certain executives are generally provided a car allowance or use of a company owned or leased car. See the footnotes to the Summary Compensation Table under the heading “Other Compensation.”

The Compensation Committee periodically reviews the benefits offered to the named executive officers to ensure that the benefits program is competitive and cost-effective for us and supports our need for a qualified and experienced executive team. The benefits component of the executive compensation program is not tied to our Company’s or individual performance.

 Establishing Overall Compensation Levels. The Compensation Committee establishes overall compensation levels based on the competitive market value for the area of responsibility as well as the education and experience of the executive.

Determining Incentive Compensation Allocation—Annual and Long-Term Incentives. The amount allocated to annual versus long-term compensation is determined on the basis of the amount of available funding for our overall compensation programs, including executive compensation. The overall funding levels are ultimately subject to the judgment and approval of the Compensation Committee in its judgment as to an appropriate alignment with the interests of our stockholders and our ability to meet our long-term strategic goals. In determining individual executive officer pay levels, the Compensation Committee considers the total compensation to be delivered to individual executives and exercises discretion in determining an appropriate balance between short-term cash and long-term equity compensation. We believe this “total compensation” approach—permitting flexibility to shift the mix of annual and long-term compensation provides the ability to align pay decisions with the short- and long-term needs of the business. It also allows for the flexibility needed to recognize differences in performance by providing differentiated pay.

Each named executive officer is evaluated on an annual basis and, to the extent the Compensation Committee determines to grant options to such named executive officer, options are typically granted at the end of the review period. We have not adopted any policy with respect to coordinating option grant dates with the release of material non-public information. Rather, the grant date with respect to any options granted to a named executive officer generally is the date the Compensation Committee determines to grant such options. As such, there may be times when the Compensation Committee grants options when the Board of Directors or Compensation Committee is in possession of material non-public information. The Compensation Committee typically does not take such information into account when determining whether and in what amount to make option grants.

Determining Individual Compensation Levels

Compensation levels for named executive officers who currently are employed with our Company are determined based on: (1) the overall performance of our Company; (2) department performance; (3) individual performance; (4) the executive’s experience and tenure at our Company; and (5) the terms of any applicable employment agreement.

For fiscal year 2012, the Compensation Committee established performance goals with respect to our performance-based compensation. Corporate goals consisted of the following:

Makena®:	achieve target revenues, execute plan to restore exclusivity position; secure signed contracts and/or reimbursement coverage with top commercial insurance plans;

Nesher/Manufacturing:  complete Nesher divestiture; secure FDA approval and launch Clindesse® and Gynazole® cream products manufactured by third parties; and

Financial:	achieve financial targets, including liquidity and operating expense; achieve 105% of revenue targets for combined net revenues of Evamist®, Clindesse® and Gynazole®.

In determining fiscal year 2012 bonuses and 2013 compensation, the Compensation Committee also reviewed departmental and individual performance.  For the Chief Executive Officer, the Compensation Committee evaluated his: leadership of the Company in its current challenging operating environment, including developing and implementing an action plan for Makena®; skills in communicating strategy and priorities within the Company; effective negotiations and discussions with government, policy, payor, patient and physician groups, including the FDA; hiring and retention of key employees; oversight of negotiations with Hologic; the divestiture of the assets of K-V Generic Pharmaceuticals, Inc. (“K-V Generic”); and settlement of various claims, and efforts to re-introduce cream products to the market.  For the Chief Financial Officer, the Compensation Committee evaluated his: management of cash liquidity and operational expenditures; remediation of material weaknesses; expediting of GAAP-compliant financial statement closing process; closing and migration of K-V Generic and other business processes; assumption of expanded responsibility; and progress in leadership skills. For the General Counsel, the Compensation Committee evaluated his results in obtaining dismissals or settlements in a majority of the active cases against the Company and in significantly reducing legal spending.

Finally, the Compensation Committee took into account past stock grants and length of service for each of the named executive officers.

The Impact of Accounting and Tax Treatments on Forms of Compensation Paid

Based on regulations issued by the Internal Revenue Service, we consider the accounting and individual and corporate tax consequences of the compensation paid to our named executive officers. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation exceeding $1 million paid to the chief executive officer and the four other most highly compensated executive officers for any fiscal year. Qualifying performance-based compensation is not subject to the limitation if certain requirements are met. Based on current compensation, the Company does not believe Section 162(m) will be triggered for our named executive officers for fiscal year 2012, but we will consider its applicability with respect to fiscal year 2013 and future periods.

Our Company has adopted FASB ASC Topic 718, which requires the measurement and recognition of compensation expense, based on estimated fair values, for all share-based compensation awards made to employees and directors over the vesting period of the awards. Stock-based compensation is recognized based on the grant date fair value estimated in accordance with the provisions of FASB ASC Topic 718. Determining the fair value of share-based awards at the grant date requires judgment to identify the appropriate valuation model and estimate the assumptions, including the expected term of the stock options and expected stock-price volatility, to be used in the calculation. Judgment is also required in estimating the percentage of share-based awards that are expected to be forfeited. We estimated the fair value of stock options granted using the Black-Scholes option-pricing model with assumptions based primarily on historical data. If actual results differ significantly from these estimates, stock-based compensation expense could be materially impacted.

Employment Arrangements with Named Executive Officers

Mr. Divis (President and Chief Executive Officer)

We previously entered into an employment and confidentiality agreement with Mr. Divis, President and Chief Executive Officer, and President of Ther-Rx Corporation that commenced on July 20, 2007 and remained in full force and effect during fiscal year 2009. On November 19, 2009, we entered into a new employment agreement with Mr. Divis, which replaced and superseded in its entirety the employment and confidentiality agreement. On July 25, 2011 we amended Mr. Divis’s employment agreement. The terms of Mr. Divis’s current employment agreement are described below.

Mr. Divis’s employment agreement had an initial term that expired on December 31, 2011 but has been automatically extended until December 31, 2013. The term will automatically further extend for successive twelve-month periods unless terminated by us or Mr. Divis by written notice at least 180 days’ prior to the expiration of the then current term. In addition, if a “change of control” (as defined in the agreement) occurs during the term, the agreement will not expire prior to the second anniversary of the date of consummation of the change of control.

Pursuant to the agreement, Mr. Divis receives a base salary of $520,000 per annum, which will be reviewed annually and may be increased at the discretion of the Board of Directors or the Compensation Committee. Mr. Divis is eligible to receive an annual cash bonus based on performance objectives established by the Compensation Committee each year, provided that we, in our discretion, elect to put into effect an annual cash incentive plan or similar policy with respect to any applicable year.  The target annual cash bonus for Mr. Divis is 60% of his base salary.

We may terminate the agreement (1) immediately for “cause” (as defined in the agreement) upon written notice to Mr. Divis, (2) without cause upon at least 30 days’ advance written notice or (3) upon Mr. Divis’s “disability” (as defined in the agreement) upon at least 30 days’ advance written notice. Any determination that Mr. Divis should be terminated for cause may be made during or after the term of the agreement and must be approved by no fewer than 66-2/3% of the directors then serving on the Board of Directors; provided, however, that if Mr. Divis is a member of the Board of Directors, he will not participate in such vote, and a determination of cause may be made by no fewer than 66-2/3% of the remaining directors then serving on the Board of Directors.

Mr. Divis may resign his employment upon giving us at least 120 days’ advance written notice. In addition, subject to certain notice and cure periods provided in the agreement, Mr. Divis may resign from his employment with us for “relocation,” which is defined as the relocation of Mr. Divis’s principal place of employment to a place more than 75 miles from his principal place of employment as of the effective date of the agreement.

In the event that Mr. Divis’s employment is terminated by us without cause or by Mr. Divis upon relocation, subject to Mr. Divis’s compliance with the provisions of the agreement and the execution by Mr. Divis of a general release of claims, as set forth in the agreement, we will pay or provide to Mr. Divis the following:

•
continued participation in our plans providing medical, dental and vision insurance benefits, as applicable, for the 18-month period following the termination date; provided that, such welfare plan coverage will cease if Mr. Divis obtains other full-time employment providing for comparable welfare plan benefits prior to the expiration of such 18-month period; and

•
the following amount to be paid (1) over a period of 12 months in equal bi-weekly installments, less deductions as required by law, if the termination occurs prior to a change of control (as defined in the agreement) or (2) in a lump sum, less deductions as required by law, if the termination occurs within 12 months of a change of control: an amount equal to two times the sum of (x) Mr. Divis’s then current base salary plus (y) Mr. Divis’s target annual cash incentive for the then-current year of the term (provided, however, solely for purposes of determining payments following a termination by us without cause or by Mr. Divis upon relocation, that in the event we have not adopted an annual cash incentive plan or similar policy with respect to any applicable year, the annual cash incentive for such year will be an amount equal to 60% of Mr. Divis’s then-current base salary; and, provided further, that if such termination occurs after the initial term of the agreement, the average of the annual cash incentive earned by Mr. Divis for the two calendar years immediately preceding the year of termination will replace “target annual cash incentive”).

Please see “—Potential Payments Upon Termination or Change-in-Control” for a description of these benefits.

Pursuant to the agreement, we will make a tax gross-up payment to Mr. Divis under certain circumstances in the event he is required to pay any excise tax imposed on any amounts or benefits payable in connection with a change of control pursuant to Section 4999 of the Internal Revenue Code; provided, however, that in the event the aggregate value of the total amounts and benefits payable to Mr. Divis in connection with a change of control exceeds three times his “base amount,” as defined in Section 280G(b)(3) of the Internal Revenue Code (the “Parachute Threshold”), by less than 10%, one or more of the amounts or benefits payable to Mr. Divis will be reduced so that the aggregate value of such amounts and benefits is $1.00 less than the Parachute Threshold.

For a period of 36 months immediately following termination, regardless of how, when or why Mr. Divis’s employment ends, he may not, among other things, compete with us, solicit our customers or employees or interfere with any of our suppliers, all as more fully described in the agreement.

Mr. McHugh (Chief Financial Officer and Treasurer)

Under the employment agreement entered into effective July 6, 2010, Mr. McHugh was appointed as Chief Financial Officer and Treasurer and his base salary was set at $300,000. The agreement had an initial term that expired on December 31, 2011. The term will automatically extend for successive twelve-month periods unless terminated by us or Mr. McHugh by written notice at least 180 days’ prior to the expiration of the then current term. At this time, the term has been extended until December 31, 2013.  In addition, if a “change of control” (as defined in the agreement) occurs during the term, the agreement will not expire prior to the second anniversary of the date of consummation of the change of control.

Pursuant to the agreement, Mr. McHugh’s original base salary of $300,000 per annum will be reviewed annually and may be increased at the discretion of the Board of Directors or the Compensation Committee.  Mr. McHugh’s salary was increased to $309,000 on March 27, 2012.  Mr. McHugh is eligible to receive an annual cash bonus based on performance objectives established by the Compensation Committee each year, provided that we, in our discretion, elect to put into effect an annual cash incentive plan or similar policy with respect to any applicable year.

We may terminate the agreement (1) immediately for “cause” (as defined in the agreement) upon written notice to Mr. McHugh, (2) without cause upon at least 30 days’ advance written notice or (3) upon Mr. McHugh’s “disability” (as defined in the agreement) upon at least 30 days’ advance written notice. Any determination that Mr. McHugh should be terminated for cause may be made during or after the term of the agreement and must be approved by no fewer than 66-2/3% of the directors then serving on the Board of Directors; provided, however, that if Mr. McHugh is a member of the Board of Directors, he will not participate in such vote, and a determination of cause may be made by no fewer than 66-2/3% of the remaining directors then serving on the Board of Directors.

Mr. McHugh may resign his employment upon giving us at least 120 days’ advance written notice. In addition, subject to certain notice and cure periods provided in the agreement, Mr. McHugh may resign from his employment with us for “relocation,” which is defined as the relocation of Mr. McHugh’s principal place of employment to a place more than 75 miles from his principal place of employment as of the effective date of the agreement.

In the event that Mr. McHugh’s employment is terminated by us without cause or by Mr. McHugh upon relocation, subject to Mr. McHugh’s compliance with the provisions of the agreement and the execution by Mr. McHugh of a general release of claims, as set forth in the agreement, we will pay or provide to Mr. McHugh the following:

•
continued participation in our plans providing medical, dental and vision insurance benefits, as applicable, for the 18-month period following the termination date; provided that, such welfare plan coverage will cease if Mr. McHugh obtains other full-time employment providing for comparable welfare plan benefits prior to the expiration of such 18-month period; and

•
the following amount to be paid (1) over a period of 12 months in equal bi-weekly installments, less deductions as required by law, if the termination occurs prior to a change of control (as defined in the agreement) or (2) in a lump sum, less deductions as required by law, if the termination occurs within 12 months of a change of control: an amount equal to one times the sum of (x) Mr. McHugh’s then current base salary plus (y) Mr. McHugh’s target annual cash incentive for the then-current year of the term (provided, however, solely for purposes of determining payments following a termination by us without cause or by Mr. McHugh upon relocation, that in the event we have not adopted an annual cash incentive plan or similar policy with respect to any applicable year, the annual cash incentive for such year will be an amount equal to 40% of Mr. McHugh’s then-current base salary; and, provided further, that if such termination occurs after the initial term of the agreement, the average of the annual cash incentive earned by Mr. McHugh for the two calendar years immediately preceding the year of termination will replace “target annual cash incentive”).

Please see “—Potential Payments Upon Termination or Change-in-Control” for a description of these benefits.

Pursuant to the agreement, we will make a tax gross-up payment to Mr. McHugh under certain circumstances in the event he is required to pay any excise tax imposed on any amounts or benefits payable in connection with a change of control pursuant to Section 4999 of the Internal Revenue Code; provided, however, that in the event the aggregate value of the total amounts and benefits payable to Mr. McHugh in connection with a change of control exceeds the Parachute Threshold, by less than 10%, one or more of the amounts or benefits payable to Mr. McHugh will be reduced so that the aggregate value of such amounts and benefits is $1.00 less than the Parachute Threshold.

For a period of 36 months immediately following termination, regardless of how, when or why Mr. McHugh’s employment ends, he may not, among other things, compete with us, solicit our customers or employees or interfere with any of our suppliers, all as more fully described in the agreement.

Mr. Christmas (VP, General Counsel and Secretary)

 Under a letter agreement dated June 1, 2011, Mr. Christmas was hired as an “at-will” employee to serve as our Vice President and General Counsel.  Mr. Christmas was subsequently appointed Secretary of the Company.  The letter agreement provides for an initial base salary at the rate of $300,000 per year, a target bonus of 40% of his base salary, and other standard benefits provided to our executives.  Mr. Christmas’s salary was subsequently increased to $315,000.

 In the event that Mr. Christmas’s employment is terminated by us without “cause” (as defined in the agreement), we will pay or provide to Mr. Christmas the following:

•	continued participation in our plans providing medical, dental and vision insurance benefits, as applicable, for the 12-month period following the termination date; and

•	one times Mr. Christmas’s then current base salary to be paid over a period of 12 months in equal bi-weekly installments, less deductions as required by law.

Please see “—Potential Payments Upon Termination or Change-in-Control” for a description of these benefits.

Summary Compensation Table

The following table sets forth certain information regarding the annual and long-term compensation for services rendered to us in all capacities for the fiscal years ended March 31, 2012, 2011 and 2010 of those persons who were (1) our principal executive officer, (2) our principal financial officer and (3) our most highly compensated executive officers, other than the principal executive officer and principal financial officer, who were serving as executive officers at fiscal year-end (each, a “named executive officer” and collectively, the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Gregory J. Divis, Jr.,	2012	638,750	(4)	130,000	(5)	204,189		—	3,331	976,270
President and Chief	2011	313,070		—		66,599		—	5,433	385,102
Executive Officer	2010	335,462		60,000		112,506		—	17,537	525,505
Thomas S. McHugh,	2012	343,846	(4)	65,000	(5)	85,187		—	12,582	506,615
Chief Financial Officer	2011	258,851		—		50,152		—	11,947	320,950
and Treasurer	2010	230,712		30,000	(3)	11,470	(3)	—	16,972	289,154
Patrick J. Christmas, Vice President, General Counsel and Secretary	2012	251,538	(6)	—		160,942		—	50,624	530,604

(1)
Represents the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Fair value is based on the Black-Scholes option pricing model using the fair value of the underlying shares at the measurement date. For additional discussion of the valuation assumptions used in determining stock-based compensation and the grant date fair value for stock options, see “—Compensation Discussion and Analysis—Direct Compensation—Stock Option Grants” and Note 17—“Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in our 2012 Form 10-K.

(2)	All other compensation for the fiscal year ended March 31, 2012 includes the following:

Name	Gross Up Incentive ($)		Car Allowance ($)(a)	401(k) Match ($)(b)	Group Term Life Insurance ($)	Other Compensation ($)		Total Other Compensation ($)
Gregory J. Divis, Jr.	—		2,909	322	100	—		3,331
Thomas S. McHugh	—		8,417	4,065	100	—		12,582
Patrick J. Christmas	17,204	(c)	641	6,750	100	25,929	(d)	50,624

(a)
During fiscal year 2012, we provided a Company-owned or leased vehicle to certain named executive officers as set forth above. At the end of each annual period ending October 31, each executive officer is required to indicate to us the personal usage made of the vehicle. The value of such usage, which is calculated on the basis of the value of the vehicle and the miles driven for personal use, is attributed to the executive officer as taxable income.

(b)	The Company reinstated the 401(k) match in July 2011.
(c)	Represents gross-up incentive on relocation costs.
(d)	Represents payment of relocation costs.

(3)	Represents cash bonus and/or stock option awards received by each of the named executive officers pursuant to the April 2009 retention program instituted by our Company.

(4)
Represents total of gross wages including vacation and holiday pay, and repayment of deferred salary plus 20% and reflects an increase in salary in connection with Mr. Divis’s promotion to Chief Executive Officer.

(5)
Represents discretionary cash bonuses based on our Company’s overall performance and the performance of individual executive officers. During fiscal year 2012, discretionary cash bonuses were awarded to Messrs. Divis and McHugh for certain accomplishments achieved during fiscal year 2012 and to compensate for the lack of annual incentive payments with respect to fiscal year 2011.

(6)	Represents total of gross wages including vacation and holiday pay. Mr. Christmas joined the Company on June 1, 2011.

Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards granted to named executive officers for the fiscal year ended March 31, 2012:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Gregory J. Divis, Jr.	09/08/2011	70,000	(3)	1.49	91,469
	03/28/2012	100,000	(4)	1.32	112,720
Thomas S. McHugh	09/08/2011	35,000	(3)	1.49	45,735
	03/28/2012	35,000	(4)	1.32	39,452
Patrick J. Christmas	06/01/2011	40,000	(5)	3.32	115,854
	03/28/2012	40,000	(4)	1.32	45,088

(1)
All stock options were granted pursuant to the K-V Pharmaceutical Company 2011 Incentive Stock Option Plan and represent options to purchase shares of our Class A Common Stock. The options have a ten-year term and an exercise price equal to the closing price of the Class A Common Stock on the NYSE on the date of grant.

(2)
The grant date fair value of stock option awards is based on the Black-Scholes option pricing model using the fair value of the underlying shares at the measurement date. For additional discussion of the valuation assumptions used in determining stock-based compensation and the grant date fair value for stock options, see “—Compensation Discussion and Analysis—Direct Compensation—Stock Option Grants” and Note 17—“Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in our 2012 Form 10-K.

(3)	Option granted on 9/08/2011 and vests ratably as to 33% on the first and second anniversary dates from date of grant and 34% on the third anniversary date from date of grant.
(4)	Option granted on 3/28/2012 and vests ratably as to 33% on the first and second anniversary dates from date of grant and 34% on the third anniversary date from date of grant.
(5)	Option granted on 6/01/2011 and vests ratably as to 20% per year from date of grant.

Information as to Stock Options

The following tables list certain information concerning option holdings as of the end of fiscal year 2012 held by the named executive officers to acquire shares of Class A Common Stock.

Outstanding Equity Awards at Fiscal Year-End

	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable
Name	Class A Common Stock		Class A Common Stock		Option Exercise Price ($)	Option Expiration Date
Gregory J. Divis, Jr.	13,775	(1)	15,000		28.60	09/28/2017
	70,000	(2)	—		2.95	01/13/2019
	10,000	(3)	—		1.52	04/24/2019
	—		50,000	(4)	1.62	09/07/2020
	—		70,000	(5)	1.49	09/08/2021
	—		100,000	(6)	1.32	03/28/2022
Thomas S. McHugh	20,000	(7)	—		1.40	04/02/2019
	5,000	(3)	—		1.52	04/24/2019
	5,000	(8)	20,000		1.14	07/29/2020
	—		20,000	(4)	1.62	09/07/2020
	—		35,000	(5)	1.49	09/08/2021
	—		35,000	(6)	1.32	03/28/2022
Patrick J. Christmas	8,000	(9)	32,000		3.32	06/01/2021
	—		40,000	(6)	1.32	03/28/2022

(1)	Option granted on 9/28/2007 and vests ratably as to 10% per year from date of grant.
(2)	Option granted on 1/13/2009 and vests ratably as to 33.33% the first two years from date of grant and 33.34% the third year from date of grant.
(3)	Option granted on 4/24/2009 and vested ratably as to 50% on December 31, 2009 and 50% on December 31, 2010.
(4)	Option granted on 9/07/2010 and vests ratably as to 33% the third and fourth years from date of grant and 34% the fifth year from date of grant.
(5)	Option granted on 9/08/2011 and vests ratably as to 33% on first and second year anniversary date from the date of grant and 34% on the third year anniversary date from the date of grant.
(6)	Option granted on 3/28/2012 and vests ratably as to 33% on the first and second year anniversary date from the date of grant and 34% on the third year anniversary date from the date of grant.
(7)	Option granted on 4/02/2009 and vests ratably as to 33.33% the first two years from date of grant and 33.34% the third year from date of grant.
(8)	Option granted on 7/29/2010 and vests ratably as to 20% per year from date of grant.
(9)	Option granted on 6/01/2011 and vests ratably as to 20% per year from date of grant.

Potential Payments Upon Termination or Change in Control

Certain of our named executive officers are entitled, pursuant to employment arrangements, to benefits upon termination of employment or termination of employment after a change of control of our Company. The following discussion provides information with respect to payments which certain of our named executive officers are entitled to receive upon termination of employment or following termination resulting from a change in control of our Company. For additional discussion regarding employment agreements and post-termination employment benefits with our named executive officers, including discussion of conditions and obligations applicable to the receipt of the payments described below, see “—Employment Arrangements with Named Executive Officers” and “—Post-Employment Termination Compensation” above.

Gregory J. Divis, Jr.

Under the terms of his employment agreement, Mr. Divis would be entitled to benefits if his employment is terminated by us without “cause” (as defined in the agreement) or by him following the relocation of his principal place of employment by more than 75 miles, including if such termination occurs following a “change of control” (as defined in the agreement) of our Company, subject to his compliance with the provisions of the agreement and the execution by Mr. Divis of a general release of claims. In either case, Mr. Divis would be entitled to: (1) continued benefits over an 18-month period; and (2) severance pay equal to the sum of (x) Mr. Divis’s then current base salary plus (y) Mr. Divis’s target annual cash incentive, which target annual cash incentive, if none had been adopted for the applicable year, would have been equal to 60% of Mr. Divis’s then-current base salary. Such severance pay would be paid over a period of 12 months in equal bi-weekly installments, less deductions as required by law, or in a lump sum, less deductions as required by law, if the termination had occurred within 12 months of a change of control.

Assuming that Mr. Divis’s employment had been terminated as of March 31, 2012 by us without cause or by him following a relocation of his principal place of employment by more than 75 miles, regardless of whether it followed a change of control of our Company, the value of these benefits would have been approximately $867,434, calculated as follows:

Annual base salary	$520,000
Target annual cash incentive(a)	312,000
Employee benefits(b)	35,434

Total value	$867,434

(a)	Assumes a target annual cash incentive of 60% of Mr. Divis’s base salary.
(b)
Represents the benefits to be paid to Mr. Divis, including continued participation in plans providing medical, dental and vision insurance benefits, as applicable, over the next 18 months, assuming no increase in cost over the cost incurred for the 18 months ending September 30, 2013.

Thomas S. McHugh

Under the terms of his employment agreement, Mr. McHugh would be entitled to benefits if his employment is terminated by us without “cause” (as defined in the agreement) or by him following the relocation of his principal place of employment by more than 75 miles, including if such termination occurs following a “change of control” (as defined in the agreement) of our Company, subject to his compliance with the provisions of the agreement and the execution by Mr. McHugh of a general release of claims. In either case, Mr. McHugh would be entitled to: (1) continued benefits over an 18-month period; and (2) severance pay equal to the sum of (x) Mr. McHugh’s then current base salary plus (y) Mr. McHugh’s target annual cash incentive, which target annual cash incentive, if none had been adopted for the applicable year, would have been equal to 40% of Mr. McHugh’s then-current base salary. Such severance pay would be paid over a period of 12 months in equal bi-weekly installments, less deductions as required by law, or in a lump sum, less deductions as required by law, if the termination had occurred within 12 months of a change of control.

Assuming that Mr. McHugh’s employment had been terminated as of March 31, 2012 by us without cause or by him following a relocation of his principal place of employment by more than 75 miles, regardless of whether it followed a change of control of our Company, the value of these benefits would have been approximately $468,034, calculated as follows:

Annual base salary	$309,000
Target annual cash incentive(a)	123,600
Employee benefits(b)	35,434

Total value	$468,034

(a)	Assumes a target annual cash incentive of 40% of Mr. McHugh’s base salary.
(b)
Represents the benefits to be paid to Mr. McHugh, including continued participation in plans providing medical, dental and vision insurance benefits, as applicable, over the next 18 months, assuming no increase in cost over the cost incurred for the 18 months ending September 30, 2013.

Patrick J. Christmas

Under the terms of his letter agreement, Mr. Christmas would be entitled to benefits if his employment is terminated by us without “cause” (as defined in the agreement), Mr. Christmas would be entitled to: (1) continued benefits over an 12-month period; and (2) severance pay equal to the sum of one times Mr. Christmas’s then-current base salary. Such severance pay would be paid over a period of 12 months in equal bi-weekly installments, less deductions as required by law.

Assuming that Mr. Christmas’s employment had been terminated as of March 31, 2012 by us without cause, the value of these benefits would have been approximately $338,623, calculated as follows:

Annual base salary	$315,000
Employee benefits(a)	23,623

Total value	$338,623

(a)
Represents the benefits to be paid to Mr. Christmas, including continued participation in plans providing medical, dental and vision insurance benefits, as applicable, over the next 12 months, assuming no increase in cost over the cost incurred for the 12 months ended March 31, 2013.

COMPENSATION COMMITTEE REPORT

In fulfilling its oversight responsibilities with respect to the Compensation Disclosure and Analysis included in this proxy statement the Compensation Committee, among other things, has:

•	reviewed and discussed the Compensation Disclosure and Analysis with management; and
•	based on such review, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee of the Board of Directors of K-V Pharmaceutical Company

David Sidransky, M.D., Chairman
Robert E. Baldini, Member
Mark A. Dow, Member
Ana I. Stancic, Member
David S. Hermelin, Member

The information contained in the Compensation Committee Report in this proxy statement is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, and will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate it by reference into such a filing.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

        In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the stockholders of the Company are being provided with the opportunity to vote on an advisory resolution to approve the fiscal year 2012 compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis section (“CD&A”), Compensation tables and accompanying narrative).  Item 402 of Regulation S-K is the SEC regulation that sets forth what companies must include in their CD&A and compensation tables.  At the Company’s 2011 Annual Meeting of Stockholders, the stockholders adopted a policy by which the Company will hold an advisory vote on the Company’s executive compensation each year.  The Compensation Committee and the Board values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

As described in the CD&A section of this proxy statement, the Company believes that the quality, ability, and commitment of the named executive officers are significant factors contributing to the proper leadership of K-V Pharmaceutical Company and driving stockholder value for the Company.  Accordingly, the executive compensation programs are designed to:

•	attract, retain, and motivate qualified talent;
•	motivate executives to improve the overall performance of the Company and reward executives when the Company achieves specific measurable results;
•	encourage accountability by determining salaries and incentive awards based on the Company’s collective performance and contribution;
•	ensure compensation levels are externally competitive and create internal pay equity among executives; and
•	align our executives’ long-term interests with those of our stockholders.

Stockholders are urged to read the CD&A, which more thoroughly discusses how the compensation policies and procedures implement the Company’s compensation philosophy.  The Compensation Committee and the Board of Directors believe that these policies and procedures are effective in implementing the Company’s compensation philosophy and in achieving its goals.

Stockholders have the opportunity to vote “FOR,” “AGAINST,” or “ABSTAIN” on the following advisory resolution relating to the executive compensation of our named executive officers as disclosed in this proxy statement:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement, is hereby approved.”

This vote is not intended to address a specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices as described in this proxy statement.  The affirmative vote of holders of a majority of the aggregate voting power of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy at a meeting of stockholders and entitled to vote on the matter will be considered approval by the stockholders of the advisory resolution on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL 3— RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected BDO USA, LLP (“BDO”) as our independent registered public accounting firm to audit the consolidated financial statements of our Company for fiscal year 2013.

A proposal will be presented at the 2012 Annual Meeting to ratify the selection of BDO to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2013. One or more of the representatives of that firm are expected to be present at the 2012 Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so. Neither our By-Laws, as amended, nor our other governing documents or law require stockholder ratification of the selection of BDO to serve as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain BDO. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our Company and its stockholders.

The Audit Committee and our Company have policies in place to ensure that its independent registered public accounting firm is only engaged to provide other permitted services when it is believed that such firm is the most qualified service provider, and the services do not conflict with the role of our independent registered public accounting firm as our independent registered public accounting firm. We do not at this time intend to engage our independent registered public accounting firm for fiscal year 2013 for any services that are not audit or tax related. The Audit Committee and our Company also have policies in place covering rotation of key audit personnel and a prohibition on hiring personnel who have been engaged on our audit.

The affirmative vote of holders of a majority of the aggregate voting power of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy at the 2012 Annual Meeting and entitled to vote on the matter will be required to ratify the selection of BDO to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2013.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BDO USA, LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT FEES

The following table sets forth the amount of audit fees, audit-related fees, tax fees and all other fees billed by BDO, our current independent registered public accounting firm, during the fiscal years ended March 31, 2012 and March 31, 2011, respectively:

	March 31, 2012	March 31, 2011
Audit Fees (1)	$728,944	$606,075
Audit Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total Fees	$728,944	$606,075

(1)
Includes fees for professional services rendered in connection with the audit of our consolidated financial statements and internal control over financial reporting, the review of our consolidated financial statements included in our quarterly reports for the related annual period and the review of our registration statements and providing consents therein.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services provided to the company by the independent registered public accounting firm.  The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services.  Unless the specific service has been previously pre-approved with respect to a particular year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it.  The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Committee at its next scheduled meeting.

The Audit Committee approved all audit and non-audit services provided by the independent registered public accounting firm for fiscal year 2012.  The Audit Committee, after review and discussion with BDO of our pre-approval policies and procedures, determined that the provision of these services in accordance with such policies and procedures was compatible with maintaining BDO’s independence.

AUDIT COMMITTEE REPORT

In fulfilling its oversight responsibilities with respect to the audited consolidated financial statements for the fiscal year ended March 31, 2012, the Audit Committee, among other things, has:

(a)
reviewed and discussed with management our Company’s audited consolidated financial statements as of and for the fiscal year ended March 31, 2012, including a discussion of the quality and acceptability of our financial reporting and internal controls;

(b)
discussed with our independent registered public accounting firm who is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments and estimates and such other matters as are required to be discussed with the Audit Committee under professional standards, including Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended;

(c)
received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm such firm’s independence; and

(d)	discussed with our internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits.

The Audit Committee met with our internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

Respectfully submitted,

The Audit Committee of the Board of Directors of K-V Pharmaceutical Company

Mark A. Dow, Chairman
Joseph D. Lehrer, Member
Ana I. Stancic, Member

The information contained in the Audit Committee Report in this proxy statement is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, and will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate it by reference into such a filing.

ANNUAL REPORT

Our 2012 Form 10-K accompanies this notice of annual meeting and proxy statement.

FUTURE PROPOSALS OF SECURITY HOLDERS

Stockholders who intend to submit a proposal at the next Annual Meeting of Stockholders and desire that such proposal be included in the proxy materials for such meeting must follow the procedures prescribed under the SEC proxy rules and regulations (including Rule 14a−8 under the Exchange Act) for such proposal to be eligible for inclusion in the proxy materials. In order to be considered for inclusion in the proxy statement for the 2013 annual meeting of stockholders, a written proposal must be received at our principal executive offices on or before March 28, 2013.  Stockholders that intend to submit a proposal at the next Annual Meeting of Stockholders, but do not intend to request the inclusion of the proposal in the Company’s proxy materials for such meeting must deliver the proposal to the Company no later than June 11, 2013.  Upon receipt of any stockholder proposal, we will determine whether or not to include such proposal in the proxy materials in accordance with the SEC proxy rules and regulations. Nothing in this paragraph shall be deemed to require us to include in our proxy materials relating to the next Annual Meeting any stockholder proposal which may be omitted from our proxy materials under applicable SEC proxy rules and regulations.

All proposals should be addressed to the Secretary at 2280 Schuetz Road, St. Louis, Missouri 63146.

COMMUNICATION WITH THE BOARD OF DIRECTORS

A stockholder or interested party who wishes to communicate with the Board of Directors, specific individual directors or the non-management directors as a group may do so by directing a written request addressed to such director(s) in care of our Secretary at 2280 Schuetz Road, St. Louis, Missouri 63146 (or via e-mail through our Internet website at http://www.kvpharmaceutical.com) Such communication will be forwarded to the intended director, group of directors or the entire Board of Directors, as the case may be, with the Secretary having the authority to discard inappropriate communications.

HOUSEHOLDING OF MATERIALS

In some instances, only one copy of the Notice of Internet Availability of Proxy Materials was delivered to multiple stockholders sharing an address, unless we have received instructions from one or more of the stockholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of any requested materials to a stockholder at a shared address to which a single copy of the documents was delivered. If you wish to (1) receive a separate copy of our Notice of Internet Availability of Proxy Materials or other proxy documents, (2) receive separate copies of Notice of Internet Availability of Proxy Materials or other proxy documents in the future, or (3) receive only a single copy of our Notice of Internet Availability of Proxy Materials or other proxy documents in future, you may call us at (314) 645−6600 or send a written request to the Secretary at 2280 Schuetz Road, St. Louis, Missouri 63146.

OTHER BUSINESS

The Board of Directors knows of no business to be brought before the 2012 Annual Meeting other than as set forth above.  If other matters properly come before the 2012 Annual Meeting, it is the intention of the persons named in the solicited proxy to vote the proxy thereon in accordance with the judgment of such persons.

A copy of our 2012 Form 10-K, as filed with the SEC (including related financial statements and schedules), is available to stockholders, without charge, upon written request to the Secretary, K-V Pharmaceutical Company, 2280 Schuetz Road, St. Louis, Missouri 63146.  Stockholders may also access the Form 10-K and our other filings with the SEC through our Internet website http://www.kvpharmaceutical.com.

By Order of the Board of Directors

/s/ Patrick J. Christmas
Patrick J. Christmas
Secretary

St. Louis, Missouri
July 26, 2012

2012 Annual Meeting Admission Ticket

SAMPLE

2012 Annual Meeting of
K-V Pharmaceutical Company Stockholders

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Directions to the Sheraton Plaza Tower Hotel, 900 Westport Plaza, St. Louis, Missouri 63146

From Lambert-St. Louis International Airport
Take Interstate 70 West to I-270 South to Dorsett Road, Exit 17. Turn left on Dorsett Road, then turn right on Progress Parkway. Continue straight ahead into Westport Plaza.

From North
Take Interstate 70 West to I-270 South to Dorsett Road, Exit 17. Turn left on Dorsett Road, then turn right on Progress Parkway. Continue straight ahead into Westport Plaza.

From West
Take I-64/Route 40 East to I-270 North to Dorsett Road, Exit 17. Turn right on Dorsett Road, then turn right onto Progress Parkway. Continue straight ahead into Westport Plaza.

From South
Take I-55 North to I-270 West/North to Dorsett Road, Exit 17. Turn right on Dorsett Road, then turn right onto Progress Parkway. Continue straight ahead into Westport Plaza.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

KV PHARMACEUTICAL

Proxy — K-V Pharmaceutical Company - Class__Common Stockholder

2012 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting – September 13, 2012

Patrick J. Christmas and Thomas S. McHugh, or any of them, each with the power to act without the other and with the power of substitution, are hereby appointed as Proxies and are authorized to represent and vote all the shares that the undersigned is entitled to vote, with all the powers which the undersigned would possess if personally present, at the 2012 Annual Meeting of Stockholders of K-V Pharmaceutical Company to be held on September 13, 2012 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of Robert E. Baldini, Gregory S. Bentley, Mark A. Dow, David S. Hermelin, Joseph D. Lehrer, David Sidransky, M.D. and Ana I. Stancic as the directors of the Company to hold office until the next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified and FOR Proposals 2 and 3. Should a nominee for director be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

SAMPLE

K-V Pharmaceutical Company

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Admission Ticket

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Central Daylight Savings Time, on September 13, 2012.

Vote by Internet

- Go to **www.envisionreports.com/KV-A**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

2012 Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all the nominees and FOR Proposals 2 and 3.

1. Election of Directors:*

Nominee	For	Withheld	Nominee	For	Withheld	Nominee	For	Withheld
01 – Robert E. Baldini	☐	☐	02 – Gregory S. Bentley	☐	☐	03 – Mark A. Dow	☐	☐
04 – David S. Hermelin	☐	☐	05 – Joseph D. Lehrer	☐	☐	06 – David Sidransky, M.D.	☐	☐
07 – Ana I. Stancic	☐	☐						

Proposal	For	Against	Abstain
2. Proposal to approve the advisory resolution on compensation of executive officers.	☐	☐	☐
3. Ratification of the selection of BDO USA, LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2013.	☐	☐	☐

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B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the 2012 Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 JNT

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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